Exhibit 2.8

AMENDED AND RESTATED

COMBINATION AGREEMENT

dated as of the 16th day of March, 2012

by and among

TAYLOR & MARTIN GROUP, INC.

(Founder)

and

TAYLOR & MARTIN ENTERPRISES, INC.

(Partner Company)

and

THE PERSONS LISTED ON ANNEX I

(Partner Company Stockholders)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ANNEX I	List of Partner Company Stockholders
ANNEX II	Section 351 Exchange Plan

AMENDED AND RESTATED COMBINATION AGREEMENT

THIS AMENDED AND RESTATED COMBINATION AGREEMENT (the “Agreement”) is made as of the 16th day of March, 2012, by and among TAYLOR & MARTIN GROUP, INC., a Delaware corporation (“Founder”), TAYLOR & MARTIN ENTERPRISES, INC., a Nebraska corporation, (“Partner Company”), and THE PERSONS LISTED ON ANNEX I who are the owners of all the capital stock of Partner Company issued and outstanding on the date of this Agreement (individually, a “Partner Company Stockholder” and collectively, the “Partner Company Stockholders”). This Agreement amends and restates in its entirety the Combination Agreement, dated as of April 5, 2011 by and among PrimeValue Group, Inc., Partner Company and Partner Company Stockholders (“Initial Combination Agreement”).

RECITALS

WHEREAS, Founder has entered into combination agreements for, or intends to negotiate or is currently negotiating the terms of, the combination by merger, asset purchase or stock purchase of several companies (or interests therein) engaged in various aspects of the Business (“Combining Partner Companies”) in exchange for one or more of the following types of consideration: voting capital stock, cash, options, notes, warrants, convertible securities and other property of Founder (“Consideration”); and

WHEREAS, in connection with the acquisition of the Combining Partner Companies and as part of a single transaction, Founder has entered into an agreement with TMG Founder Company (f/k/a PrimeValue Group, Inc.), a Delaware corporation and the corporation identified as the “Founder” in the Initial Combination Agreement (“Initial Founder”), pursuant to which, effective substantially contemporaneously with the consummation of the IPO, a wholly-owned subsidiary of Founder will merge with and into Initial Founder (the “Initial Founder Merger Agreement”), and Initial Founder will become a wholly-owned subsidiary of Founder, and the shareholders of Initial Founder will receive Founder Stock (as defined below); and

WHEREAS, substantially contemporaneously with the consummation of an initial underwritten public offering (“IPO”) of common stock, $.00001 par value, of Founder (“Founder Stock”) and as part of a single transaction that includes the IPO and the acquisition of Initial Founder, as described in the preceding recital, the stockholders of the Combining Partner Companies will transfer, either directly or indirectly by stock purchase or forward or reverse triangular merger, the stock or substantially all of the assets of certain companies and other assets in which they own an interest to Founder in exchange for the Consideration, under circumstances that are intended to constitute a Tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Code”), to the extent of their receipt of voting capital stock of Founder (excluding, however, any gain recognized solely by reason of Section 357(c) of the Code); and

WHEREAS, in some cases the transactions with Combining Partner Companies may be structured to also qualify as reorganizations described in Section 368(a) of the Code; and

WHEREAS, the IPO, the acquisition of Initial Founder and the combinations of the Combining Partner Companies will be described in a Registration Statement on Form S-1 of

Founder that will be filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (“1933 Act”) and declared effective by the SEC prior to the commencement of sales of Founder Stock in the IPO (the “Registration Statement”); and

WHEREAS, Founder expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of each Combining Partner Company by KPMG LLP; and

WHEREAS, Founder desires to acquire all of the outstanding capital stock of the Partner Company directly from each Partner Company Stockholder, in each case for the consideration set forth in Section 2.1 of Partner Company Disclosure Schedule, and each Partner Company Stockholder has agreed to transfer his/her shares of capital stock to Founder on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Unless the context otherwise requires, the terms listed below and not otherwise defined shall have the following meanings for all purposes of this Agreement:

“Accounts Payable” means all accounts payable (excluding all accounts payable in respect of Taxes accruing during the Pre-Closing Tax Period and payable by each Partner Company Stockholder because of his/her election under Section 1361 and 1362 of the Code and analogous state and local law), accrued expenses and other current liabilities (including prepaid sales) of the Subject Partner Companies.

“Actual K-1 Tax Liability” has the meaning set forth in Section 9.1(d).

“Adjusted Working Capital” means an amount equal to (a) the sum of (i) the book balances of all cash, bank deposits and cash equivalents held by the Subject Partner Companies as of the Effective Time, plus (ii) the amount of the Inventory as of the Effective Time, plus (iii) the aggregate net carrying value of the Receivables as of the Effective Time, plus (iv) the value of the Other Current Assets as of the Effective Time, plus (v) the fees and expenses, if any, paid to KPMG LLP for the audit of the consolidated financial statements of Partner Company and all other Subject Partner Companies as contemplated by Section 4.9(b), plus (vi) travel and other expenses that Partner Company has incurred on behalf of Founder in identifying and performing due diligence with respect to potential Combining Partner Companies that Founder Deems reasonable, minus (b) the sum of (i) the Accounts Payable as of the Effective Time, plus (ii) all estimated Taxes payable by each C Corporation, if any, in respect of any Pre-Closing Tax Period, plus (iii) all estimated state, county and local Taxes payable by any Flow Through Entity, if any, in respect of any Pre-Closing Tax Period, plus (iv) other current liabilities of the Subject Partner Companies as of the Effective Time. For the avoidance of doubt, “Adjusted Working Capital” shall be exclusive of any Indebtedness that was deducted from the aggregate consideration payable to each Partner Company Stockholder at the Closing pursuant to Section 2.2 and shall be exclusive of any investment banking fees or expenses payable to any broker or agent disclosed on Partner Company Disclosure Schedule 17.6.

“affiliate” of any person means any other person directly or indirectly controlling, controlled by or under common control with such person; provided that for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Entity” means each affiliated person in which any Partner Company Stockholder has an interest and that is engaged in the Business.

“Affiliated Entity Stockholders” has the meaning set forth in Section 4.33.

“Agreed Value” means the sum of (a) the aggregate IPO Price of the shares of Founder Stock deliverable to a Partner Company Stockholder upon consummation of the Transaction and (b) the amount of immediately available funds deliverable to a Partner Company Stockholder upon consummation of the Transaction, in each case as provided in Section 2.1 of Partner Company Disclosure Schedule.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“A/R Aging Reports” has the meaning set forth in Section 4.11.

“Balance Sheet” has the meaning set forth in Section 4.9(a).

“Balance Sheet Date” means December 31, 2011.

“Bankruptcy Exceptions” means the extent to which enforcement of an agreement, instrument or other document: (a) may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

“Basket Amount” means an amount equal to the greater of (i) one percent of the aggregate Agreed Value received by Partner Company Stockholders at the Closing and (ii) the difference between (x) the product of seven multiplied by the aggregate EBITDA, calculated in accordance with GAAP, for all Subject Partner Companies for the twelve complete calendar months preceding the Closing Date; and (y) the aggregate Agreed Value received by Partner Company Stockholders at the Closing.

“Business” means auctioning capital assets and liquidating consumer goods through remarketing activities.

“business day” means each day other than a Saturday, Sunday or other day in the City of Houston, Texas on which national banks are authorized by law or regulation not to open for business.

“Bylaws” means bylaws, limited liability company agreements or regulations, agreements of limited partnership and other similar instruments that govern the operations of any corporation, limited liability company, partnership or other person (other than a natural person).

“C Corporation” means each Subject Partner Company that is referenced with a single asterisk in Section 4.1 of the Partner Company Disclosure Schedule.

“CERCLA” has the meaning set forth in the definition of “Environmental Law.”

“Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, certificate of limited partnership or other instrument pursuant to which any person (other than a natural person) was formed or organized in accordance with applicable law.

“Claim Notice” has the meaning set forth in Section 10.2(c).

“Closing” has the meaning set forth in Article III.

“Closing Date” has the meaning set forth in Article III.

“Code” has the meaning set forth in the third recital of this Agreement.

“Combining Partner Companies” has the meaning set forth in the first recital of this Agreement.

“Combining Partner Company Agreement” means any agreement for merger with, or asset purchase or stock purchase of, any Combining Partner Company.

“Combining Partner Company Stockholders” has the meaning set forth in Section 16.2.

“Consideration” has the meaning set forth in the first recital of this Agreement.

“controlled group” has the meaning set forth in Section 4.23(e).

“Disclosure Schedule” means either Partner Company Disclosure Schedule or Founder Disclosure Schedule.

“Disclosure Schedule Amendment Notice” has the meaning set forth in Section 6.7.

“E&I Indemnitees” has the meaning set forth in Section 10.6.

“E&I Provisions” has the meaning set forth in Section 10.6.

“EBITDA” means the sum of earnings before interest, Taxes, depreciation and amortization for a person over a specified operating period.

“Effective Tax Rate” has the meaning set forth in Section 9.1(c).

“Effective Time” means 11:59 P.M. on the calendar day immediately preceding the Closing Date.

“employee pension benefit plan” has the meaning set forth in Section 4.22.

“Encumbrances” means any and all mortgages, deeds of trust, liens, security interests, encumbrances, claims, pledges, assignments, charges, options, preferential arrangements, rights of tenants or others, rights of first refusal or other title retention agreements, easements, defects in title, covenants, conditions or other restrictions of any nature whatsoever, including any restriction on the use, transfer or receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means any applicable federal, state, or local law, rule, regulation, order, ordinance, writ, judgment, injunction, decree, Permit or determination to the extent relating to the protection of the environment, the preservation or reclamation of natural resources, worker health and safety, the release or threatened release of or exposure to any Hazardous Substances into the environment, the generation, management, handling, use, manufacture, distribution, formulation, packaging, labeling, transportation, storage, treatment and disposal of Hazardous Substances, or the pollution of air, soil, groundwater or surface water including the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Occupational Safety and Health Act and the Resource Conservation and Recovery Act, or their state counterparts or analogues, and any non-U.S. laws of similar import and all amendments or regulations promulgated thereunder, and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage related to or arising out of the presence, release, or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“excess benefit plan” has the meaning set forth in Section 4.22.

“Exchange Plan” means the Section 351 Exchange Plan of Founder set forth in Annex II to this Agreement.

“Flow Through Entities” means each of the QSSS Entities.

“Founder” has the meaning set forth in the first paragraph of this Agreement.

“Founder Balance Sheet” has the meaning set forth in Section 5.6.

“Founder Disclosure Schedule” means Founder Disclosure Schedule, dated as of the date of its delivery pursuant to Section 6.7(a) by Founder to Partner Company, as thereafter amended and updated pursuant to this Agreement.

“Founder Documents” has the meaning set forth in Section 5.9.

“Founder Equity Incentive Compensation Plan” means an equity compensation plan to be adopted by Founder contemporaneously with the Closing under which shares may be issued to employees, officers and directors of Founder or a Subsidiary thereof, and share awards thereunder shall vest for periods up to five years.

“Founder Indemnified Parties” has the meaning set forth in Section 10.2(a)

“Founder Material Adverse Effect” means any occurrence, event or circumstance that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to: (a) the business, condition (financial or otherwise), assets, liabilities or operations of Founder and the Combining Partner Companies, considered as a whole on a pro forma basis, or (b) the ability of Founder to consummate or perform the transactions contemplated hereby; in each case other than adverse effects from events, changes or occurrences: (i) in the general economy or capital markets in the United States, (ii) generally affecting other persons engaged in the same businesses as the Combining Partner Companies and not disproportionately affecting the businesses of Founder and the Combining Partner Companies, considered as a whole, or (iii) arising from the announcement of the pendency of the transactions contemplated by this Agreement.

“Founder Organizational Documents” has the meaning set forth in Section 5.1.

“Founder Stock” has the meaning set forth in the third recital of this Agreement.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States (as determined by the Financial Accounting Standards Board).

“Government Authority” or “Governmental Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Government Contract” means any contract entered into by a Subject Partner Company with any Government Authority.

“H-S-R Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any hazardous or toxic material, waste or chemical, petroleum or petroleum product or derivative thereof, asbestos or asbestos containing material, polychlorinated biphenyl, mold, and all other materials, chemicals or substances which are regulated by, form the basis of liability under, or are defined as or regulated as pollutants, contaminants, hazardous, extremely hazardous, toxic or words of similar import pursuant to, any Environmental Law.

“Indebtedness” means as to any person, without duplication, all of the following, but only to the extent included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such person arising under unreimbursed payments made under letters of credit (including standby and commercial), bankers’ acceptances and bank guarantees; (c) net obligations of such person under any hedge contract pertaining to interest rates or pertaining to any currency or commodity; (d) all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse; (f) all obligations of such person under capital leases; and (g) all guarantees of such person in respect of any of the foregoing.

“Indebtedness Measurement Date” has the meaning set forth in Section 2.2.

“Indemnifiable Damages” means any and all liabilities, losses (including diminution in value), claims, judgments, damages, fines, penalties, environmental response costs, natural resource damages, expenses and costs (including reasonable counsel fees and costs and expenses incurred in connection with any claim for indemnification under Section 10.2), together with interest thereon from the date such damages are incurred at an interest rate equal to the prime rate in effect on the Closing Date as reported in the national edition of The Wall Street Journal and as revised on each anniversary of the Closing Date by reference to the prime rate reported in the national edition of The Wall Street Journal for such anniversary date or, if the anniversary date falls on a Saturday, Sunday or other day on which The Wall Street Journal is not published, the next day on which The Wall Street Journal is published.

“Indemnitor” has the meaning set forth in Section 10.2(c).

“Initial Combination Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Initial Founder” has the meaning set forth in the second recital of this Agreement.

“Initial Founder Merger Agreement” has the meaning set forth in the second recital of this Agreement.

“Inventory” means all of the inventory of raw materials, work-in-process, parts, scrap, wrapping, operating supplies and packaging items and finished goods (including any in-transit or mill direct inventory, obsolescences and other inventory reserves, and lower of FIFO cost or market inventory reserves, but excluding all LIFO reserves) of the Subject Partner Companies, except for (a) such finished goods as have been purchased by customers of Subject Partner Companies and are being held, stored or retained for such customers and (b) all supplies and raw materials owned by third parties.

“IPO” has the meaning set forth in the third recital of this Agreement.

“IPO Price” means the price to the public reflected in the prospectus of Founder relating to the IPO that is first filed by Founder with the SEC pursuant to Rule 424(b) promulgated under the 1933 Act.

“JAMS” has the meaning set forth in Section 10.3.

“Joined Party” has the meaning set forth in Section 10.3.

“K-1 Tax Liability True Up” has the meaning set forth in Section 9.1(d).

“knowledge” as used in the phrases “to the knowledge of” or similar references means (a) in the case of Partner Company, the actual knowledge of those persons set forth in Section 1(a) of Partner Company Disclosure Schedule, (b) in the case of Founder, the actual knowledge of those persons set forth in Section 1(a) of Founder Disclosure Schedule and (c) in the case of Partner Company Stockholders, the actual knowledge of any Partner Company Stockholder.

“Majority Demand Registration” has the meaning set forth in Section 16.2.

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) of ERISA.

“Neutral Accountants” means PricewaterhouseCoopers LLP, or any other firm of independent certified public accountants that is mutually acceptable to Founder and Partner Company Stockholders.

“Other Current Assets” means all prepaid and deferred items (including prepaid rent and other prepaid expenses), credits and deposits, rights of offset and credits and claims for refund (including Tax refunds arising from or pertaining to the Pre-Closing Tax Period) generated or incurred by the Subject Partner Companies.

“Overlap Period” means any Tax period that includes but does not end on the Closing Date.

“Participating Stockholder” has the meaning set forth in Section 16.3(a).

“Partner Company” has the meaning set forth in the first paragraph of this Agreement.

“Partner Company Common Stock” means the common stock, $.10 par value per share, of Partner Company.

“Partner Company Disclosure Schedule” means Partner Company Disclosure Schedule, dated as of the date of its delivery pursuant to Section 6.7(a) by Partner Company to Founder, as thereafter amended and updated pursuant to this Agreement.

“Partner Company Indebtedness” has the meaning set forth in Section 2.2.

“Partner Company Material Adverse Effect” means any occurrence, event or circumstance that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Subject Partner Companies considered as a whole, or (b) the ability of a Partner Company Stockholder to consummate or perform the Transaction, in each case other than adverse effects from events, changes or occurrences (i) in the general economy or capital markets in the United States, or (ii) generally affecting other persons engaged in the same business as the Business and not disproportionately affecting the Business.

“Partner Company Stock” means Partner Company Common Stock.

“Partner Company Stockholder Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Partner Company Stockholders” means the persons listed in Annex I.

“PC-SP Tax Returns” has the meaning set forth in Section 9.1(b).

“Permits” means licenses, certificates, permits, franchises, approvals, authorizations, consents, orders or exemptions of, agreements, filings and registrations with, and notifications to any Government Authority and other similar authorizations and rights relating to the Business.

“Permitted Exceptions” means:

(a) all liens for Taxes and assessments, both general and special, and other governmental charges which are not yet due and payable;

(b) all liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(c) all licenses, including those relating to Proprietary Assets, granted by a Subject Partner Company in connection with transactions in the ordinary course of business, consistent with past practice but not including any such license granting any third person the sole or exclusive right to use the Proprietary Assets of a Subject Partner Company in any geographic area or with respect to a particular line of business;

(d) all land use (including environmental and wetlands regulations), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any Government Authority heretofore, now or hereafter enacted, made or issued by any such authority affecting any parcel of real property or any leasehold interest in real property, as the case may be;

(e) all easements, rights-of-way, covenants, conditions, restrictions, reservations, real property licenses and agreements, and other matters of record affecting any parcel of real property or any leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(f) all encroachments, overlaps, overhangs, unrecorded easements, or any other matters not of record with respect to a parcel of real property or a leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(g) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, and facilities of any nature on, over or under any parcel of real property or leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(h) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting any parcel of real property or leasehold interest in real property, which individually or in the aggregate do not materially adversely affect the present use, ownership or value of such parcel or leasehold interest;

(i) prior reservations or conveyances of mineral rights or mineral leases of every kind and character;

(j) statutory liens of landlords, statutory liens of banks and rights of setoff, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not yet due and payable; and

(k) with respect to each parcel of real property or leasehold in real property owned or leased by a Subject Partner Company, other imperfections of title, easements and encumbrances (other than items for the payment of indebtedness which encumber the parcel or leasehold interest, if any), which do not materially adversely affect the marketability, mortgageability or insurability of title to such parcel or leasehold interest or materially detract from the value of or materially interfere with the present use or ownership of such parcel or leasehold interest.

“person” means a natural person, corporation, general or limited partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Authority or other legal entity.

“Post-Closing Tax Period” means any Tax period beginning immediately prior to the Closing Date and that portion of any Overlap Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Overlap Period ending immediately prior to the Closing Date.

“Projected K-1 Tax Liability” has the meaning set forth in Section 9.1(c)

“Proprietary Asset” means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), trade dress, logo, service mark application, copyright (whether registered or unregistered), copyright application, trade secret, customer list, franchise, system, computer software (including all source code, object code and graphical user interface), computer program, sui generis database right, invention, design, specification, data, architecture, blueprint, engineering drawing, proprietary product, technology, and any other proprietary right or other intellectual property right or intangible asset anywhere in the world in any form or medium known or later devised; or (b) right to use or exploit, any of the foregoing.

“Purchase Price” means the product of seven times the dollar amount obtained by (a) adding (i) the consolidated EBITDA of the Subject Partner Companies for the year ending December 31, 2011, computed by combining the components of EBITDA reflected in the consolidated audited financial statements of the Subject Partner Companies for such period referred to in Section 4.9(b), and (ii) the net sum of the positive and negative adjustments listed in Section 1(b) of the Partner Company Disclosure Schedule and (b) adjusting from such total all non-recurring items. A schedule to be used for the determination of the Purchase Price is set forth in Section 1(b) of the Partner Company Disclosure Schedule. Based on the historical unaudited consolidated results of operations of the Subject Partner Companies for the year ended December 31, 2011 and the projected results of their operations for the balance of the current calendar year, Partner Company Stockholders preliminarily estimate that the Purchase Price should approximate $47,320,000. The reaffirmation of the representations set forth in Section 6.1 by Partner Company Stockholders will also constitute their approval of the amount of the Purchase Price reflected in the draft Registration Statement reviewed by them prior to its filing with the SEC.

“Purchase Price Stockholder” has the meaning set forth in Section 16.2(b).

“Purchase Price Stockholder Demand Registration” has the meaning set forth in Section 16.2(b).

“QSSS Entities” means each Subject Partner Company that is referenced with a double asterisk in Section 4.1 of the Partner Company Disclosure Schedule.

“Qualified Plans” has the meaning set forth in the first paragraph of Section 4.23.

“Receivables” means all of the accounts receivable, notes receivable and advance payments generated or incurred by a Subject Partner Company (including allowances for deductions from remittances, airline travel advances, employee advances, rebates receivable, deposits on bids, other receivables and claims receivables, less allowances for doubtful accounts valued on a basis consistent with GAAP and excluding intercompany receivables).

“Registerable Securities” means the shares of Founder Stock acquired by a Partner Company Stockholder upon consummation of the Transaction.

“Registration Statement” has the meaning set forth in the fourth recital of this Agreement.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, abandoning or migrating into the environment.

“reportable event” has the meaning set forth in Section 4.23(c).

“Restricted Securities” has the meaning set forth in Article XV.

“Reviewable Return” has the meaning set forth in Section 9.1(e).

“SEC” has the meaning set forth in the fourth recital of this Agreement.

“Section 16.2 Registration” has the meaning set forth in Section 16.2(c).

“significant customer” has the meaning set forth in Section 4.15.

“Statement of Net Working Capital” has the meaning set forth in Section 2.4.

“Subject Partner Company” means the Partner Company, each Subsidiary of the Partner Company, if any, and each Affiliated Entity, if any, listed in Section 4.33 of Partner Company Disclosure Schedule.

“Subject Partner Company Contracts” has the meaning set forth in Section 4.17.

“Subject Partner Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Subject Partner Company Proprietary Asset” means any Proprietary Asset owned by or licensed to a Subject Partner Company or otherwise used by a Subject Partner Company, including all accounting, equipment database, customer database and other custom software that, in each case, is material to the business of such Subject Partner Company.

“Subsidiary” means any person (other than a natural person) that is a controlled affiliate of another person (other than a natural person).

“Target Adjusted Working Capital” shall mean $986,000.00.

“Tax” or “Taxes” means (a) all taxes, assessments, changes, duties, fees, levies imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, custom duties, alternative or add on minimum, gross receipts, sales, use, service, ad valorem, energy, employment, property, excise, occupation, capital, environmental, severance, production, windfall profits, premium, transfer, workers’ compensation, social security, stamp, payroll, unemployment, disability, withholding, estimated or similar taxes and any other tax or other governmental fee, duty, assessment, or charge of any kind whatsoever imposed by any Government Authority (whether payable directly or by withholding), (b) all interest, penalties, fines, deficiency assessments, additions to tax and additional amounts imposed by any Government Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption of transferee liability, operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under applicable law) or otherwise.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Governmental Authority or jurisdiction with respect to Taxes including amendments thereto.

“Third Party Claim” has the meaning set forth in Section 10.2(c).

“Transaction” means the purchase and sale of Partner Company Stock contemplated by Section 2.1.

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Working Capital Adjustment” has the meaning set forth in Section 2.5(a).

“Working Capital Adjustment Estimate” has the meaning set forth in Section 2.3.

“Working Capital Estimate” has the meaning set forth in Section 2.3.

“1933 Act” has the meaning set forth in the fourth recital of this Agreement.

ARTICLE II.

PURCHASE, SALE AND EXCHANGE

Section 2.1 Consideration for Shares of Partner Company Stock.

Pursuant to the terms of this Agreement, at the Closing: (a) Partner Company Stockholders will transfer, convey, assign and deliver to Founder all issued and outstanding shares of Partner Company Stock, free and clear of all Encumbrances, together with stock powers duly endorsed by Partner Company Stockholders so that the shares of Partner Company Stock may be duly registered in Founder’s name, and (b) Founder will acquire the shares of Partner Company Stock from Partner Company Stockholders for (i) an aggregate dollar value of consideration equal to the Purchase Price, of which 60% shall be paid in immediately available funds, less the amount of Partner Company Indebtedness and subject to adjustment as set forth in Section 2.2, 2.3 and 2.5, and the balance of which shall be paid with such number of shares of Founder Stock (rounded to the nearer whole share) as shall be determined by dividing the balance by the IPO Price and (ii) 400,000 shares of Founder Stock pursuant to the Founder Equity Incentive Compensation Plan. The number of shares of Partner Company Stock owned and to be exchanged by each Partner Company Stockholder and the amount of cash and the other consideration deliverable to each Partner Company Stockholder at the Closing are set forth in Section 2.1 of Partner Company Disclosure Schedule.

Section 2.2 Certificate Regarding Indebtedness and Purchase Price Adjustment.

At least ten business days prior to the Closing, Partner Company and Partner Company Stockholders shall certify in writing to Founder the aggregate Indebtedness of each Subject Partner Company outstanding as of that date (the “Indebtedness Measurement Date”) (the “Partner Company Indebtedness”), and the amount of cash deliverable to each Partner Company Stockholder as set forth in Section 2.1 of the Partner Company Disclosure Schedule shall be reduced by the amount of such Indebtedness.

Section 2.3 Working Capital Estimate.

At least ten business days prior to the Closing, Partner Company shall deliver to Founder its good faith estimate of the Adjusted Working Capital (the “Working Capital Estimate”), calculated in the manner set forth on Schedule 2.3 of Partner Company Disclosure Schedule for illustrative purposes, together with reasonably detailed supporting documentation and work papers. If the Working Capital Estimate minus the Target Adjusted Working Capital (such difference, which may be a positive or negative number, the “Working Capital Adjustment Estimate”) (a) is equal to a negative number, at Closing the portion of the Purchase Price payable by Founder in cash shall be decreased by an amount equal to the absolute value of the Working Capital Adjustment Estimate, or (b) is equal to a positive number, at Closing the portion of the Purchase Price payable by Founder in cash shall be increased by an amount equal to the Working Capital Adjustment Estimate. Except as specifically provided in the definitions thereof, the Working Capital Estimate, Adjusted Working Capital and all components thereof shall be prepared from the books and records of the Subject Partner Companies in accordance with GAAP, applied on a consistent basis with the pro forma consolidated unaudited balance sheet of Subject Partner Companies as of the Balance Sheet Date and shall present fairly the consolidated financial position of the Subject Partner Companies as of the Closing Date.

Section 2.4 Determination of Adjusted Working Capital.

(a) As promptly as practical after the Closing Date, and in any event no later than 60 days thereafter, Founder shall prepare and deliver to Partner Company Stockholders an unaudited statement of working capital of the Subject Partner Companies as of the Effective Time, but prior to giving effect to any purchase accounting adjustments made by Founder (the “Statement of Net Working Capital”), showing the Adjusted Working Capital determined in a manner consistent with this Agreement, including the last sentence of Section 2.3.

(b) After Founder’s delivery to Partner Company Stockholders of the Statement of Net Working Capital, Partner Company Stockholders and their representatives shall be afforded the opportunity to review and inspect at reasonable times all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Net Working Capital and to consult with Founder and its representatives, if necessary, regarding the methods used in the preparation of the Statement of Net Working Capital.

(c) The Adjusted Working Capital as shown on the Statement of Net Working Capital prepared by Founder shall be final, conclusive and binding for purposes of this Agreement, unless Partner Company Stockholders shall give written notice of disagreement with any values thereon within 20 business days following their receipt of the Statement of Net Working Capital, specifying in reasonable detail the nature and extent of such disagreement. Partner Company Stockholders shall not be permitted to give a notice of disagreement with respect to the Statement of Net Working Capital prepared by Founder unless the amount in dispute exceeds $20,000.

(d) If within 60 business days following delivery by Partner Company Stockholders of a notice of the type referred to in subsection (c) above, Partner Company Stockholders and Founder, after devoting substantive time and attention to good faith negotiations, are unable to resolve any disagreement with respect to the Statement of Net Working Capital so that the amount then disputed by Partner Company Stockholders exceeds $20,000, the disagreement shall be submitted for resolution to the Neutral Accountants. The Neutral Accountants shall act as an arbitrator to determine and resolve only those issues still in dispute. The Neutral Accountants’ resolution shall be made within 30 days of the submission of the dispute unless the parties mutually agree otherwise, shall be in a manner which is consistent with this Agreement, including Section 2.3, shall be set forth in a written statement delivered to Partner Company Stockholders and Founder setting forth the reasons for their determination, and shall be final, conclusive and binding on Partner Company Stockholders and Founder.

The fees and expenses of the Neutral Accountants in connection with any such determination shall be apportioned between Partner Company Stockholders on a pro rata basis and Founder by the Neutral Accountants based upon the inverse proportion of disputed amounts resolved in favor of each party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). Otherwise, Founder and Partner Company Stockholders shall each pay their own costs incurred in connection with this Section 2.4, including the fees and expenses of their respective accountants and legal counsel, if any.

Section 2.5 Payment of Adjusted Purchase Price.

Promptly following the final determination of Adjusted Working Capital as provided in Section 2.4, but in no event later than ten (10) days after such determination:

(a) if the Adjusted Working Capital minus the Target Adjusted Working Capital (such difference, which may be a positive or negative number, the “Working Capital Adjustment”) is greater than the Working Capital Adjustment Estimate, Founder shall wire transfer in immediately available funds to Partner Company Stockholders an aggregate amount equal to such difference; or

(b) if the Working Capital Adjustment is less than the Working Capital Adjustment Estimate, Partner Company Stockholders shall, upon Partner Company Stockholders’ election, either (i) wire transfer to Founder in immediately available funds the amount of such excess or (ii) deliver such number of shares of Founder Stock (rounded to the nearer whole share) as shall be determined by dividing the amount of such excess by the ten-day average closing price on the New York Stock Exchange of Founder Stock on the day preceding the transfer of such shares.

Any payment required to be made pursuant to this Section 2.5 shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in the national edition of The Wall Street Journal. All wire transfers hereunder shall be to such account as the recipient thereof may designate in writing for that purpose.

Section 2.6 Exchange Plan.

By executing this Agreement, Founder and Partner Company Stockholders hereby approve and adopt (or in the case of Founder confirms its prior approval and adoption of) the Exchange Plan to the same extent as if Founder and Partner Company Stockholders had subscribed its signature thereon.

ARTICLE III.

CLOSING

The closing of the Transaction (the “Closing”) shall take place on the date of the closing of the sale of shares of Founder Stock in the IPO, or such other date as the parties hereto may designate (the “Closing Date”), at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 or such other place as the parties may mutually agree. The Closing shall be effective as of the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARTNER COMPANY AND PARTNER COMPANY STOCKHOLDERS

(A) Representations, Warranties, Covenants and Agreements of Partner Company and Partner Company Stockholders.

Each of Partner Company and each Partner Company Stockholder, recognizing that Founder is relying on the contents of this Article IV(A) (as modified by the contents of the Partner Company Disclosure Schedule) as a material inducement to its execution, delivery and performance of this Agreement, hereby jointly and severally, represents, warrants, covenants and agrees with Founder as follows:

Section 4.1 Due Organization.

Each Subject Partner Company is a corporation or other person (other than a natural person) duly incorporated or formed, validly existing and in good standing under the laws of the state of its incorporation or formation, and is duly authorized and qualified to do business and in good standing to carry on its business in the places and in the manner as now conducted except (a) as set forth in Section 4.1 of Partner Company Disclosure Schedule or (b) where the failure to be so authorized or qualified would not have a Partner Company Material Adverse Effect. Section 4.1 of Partner Company Disclosure Schedule sets forth: (i) the type of legal organization of each Subject Partner Company, (ii) the jurisdiction in which each Subject Partner Company is incorporated or formed and (iii) a list of all jurisdictions in which each Subject Partner Company is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of each Subject Partner Company are all attached to Section 4.1 of Partner Company Disclosure Schedule. The stock records of each Subject Partner Company, as heretofore made available to Founder, are correct and complete in all material respects. There are no minutes in the possession of a Subject Partner Company or a Partner Company Stockholder which have not been made available to Founder, and all of such minutes are correct and complete in all material respects. The most recent minutes of each Subject Partner Company, which are dated no earlier than ten business days prior to the date hereof, affirm and ratify all prior acts of each Subject Partner Company, and of its officers and directors on behalf of each Subject Partner Company.

Section 4.2 Authority and Approval; Noncontravention.

Partner Company has the corporate (or other applicable entity) power and authority to execute and deliver this Agreement and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery by Partner Company of this Agreement and the performance by Partner Company of all the terms and conditions hereof to be performed by it (including the other agreements, instruments and documents to be executed and delivered by Partner Company hereunder) have been duly authorized and approved by the Board of Directors of Partner Company. This Agreement has been duly executed and delivered by Partner Company and constitutes the legal, valid and binding obligation of Partner Company, enforceable against Partner Company in accordance with its terms, and each of the other agreements, instruments and documents being or to be executed and delivered by Partner Company under this Agreement or in connection herewith has been duly authorized and, upon execution and delivery by Partner Company, will constitute a legal, valid and binding obligation of Partner Company, enforceable against Partner Company in accordance with its terms, except in each case as such enforcement may be limited by Bankruptcy Exceptions.

Except as set forth in Section 4.2 of Partner Company Disclosure Schedule, the execution and delivery of this Agreement by Partner Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby do not: (a) conflict with or violate the Charter Documents and Bylaws of any Subject Partner Company; (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, declare a default, declare an acceleration under or pursue other remedies under, the terms of any material lease, contract, credit agreement or other instrument, to which any Subject Partner Company, is a party; (c) result in the imposition of any Encumbrance on any material asset of any Subject Partner Company; or (d) violate in any material respect any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which any Subject Partner Company is subject. Except as otherwise noted in Section 4.2 of Partner Company Disclosure Schedule, there is no requirement applicable to any Subject Partner Company to make any filing with, or obtain any permit, authorization, consent or approval of, any Government Authority or any third party, in connection with Partner Company’s execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

Section 4.3 Capital Stock of or Equity Interests in Each Subject Partner Company.

The authorized capital stock or other equity interests of each Subject Partner Company is as set forth in Section 4.3 of Partner Company Disclosure Schedule. Except as set forth in Section 4.3 of the Partner Company Disclosure Schedule, all of the issued and outstanding shares of Partner Company Stock and the outstanding shares of capital stock or other equity interests of each other Subject Partner Company are owned of record and beneficially by Partner Company Stockholders and Partner Company, respectively, in the amounts set forth in Sections 2.1 and

4.3, respectively, of Partner Company Disclosure Schedule and further, except as set forth in Section 4.3 of Partner Company Disclosure Schedule, are so owned free and clear of all Encumbrances. All of the issued and outstanding shares of the capital stock or other equity interests of each Subject Partner Company (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were offered, issued, sold and delivered by the issuer thereof in compliance with all applicable state and federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares or interests was issued in violation of the preemptive or similar rights of any past or present stockholder or equity holder of a Subject Partner Company or any other person.

Section 4.4 Transactions in Capital Stock.

Except as set forth in Section 4.4 of Partner Company Disclosure Schedule, no Subject Partner Company has acquired any Partner Company Stock since January 1, 2006. Except as set forth in Section 4.4 of Partner Company Disclosure Schedule, (a) no option, warrant, call, conversion or exchange right or commitment of any kind exists which obligates a Subject Partner Company to issue any of its authorized but unissued or treasury capital stock or other equity interests; (b) no Subject Partner Company has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (c) neither the voting stock structure of any Subject Partner Company nor the relative ownership of shares or other equity interests among any of its respective stockholders has been altered or changed in contemplation of the Transaction. Section 4.4 of Partner Company Disclosure Schedule also includes complete and accurate copies of all stock option or stock purchase plans and agreements, shareholder agreements and warrant agreements, including a list of all outstanding options, warrants or other rights to acquire shares of Partner Company Stock.

Section 4.5 No Bonus Shares.

Except as set forth in Section 4.5 of Partner Company Disclosure Schedule, none of the shares of Partner Company Stock was issued pursuant to awards, grants or bonuses.

Section 4.6 Subsidiaries.

Except as set forth in Section 4.6 of Partner Company Disclosure Schedule, (a) there are no Subject Partner Companies other than Partner Company, Taylor & Martin, Inc. – Auctioneers, a Nebraska corporation, and Preferred Leasing, Inc., a Nebraska corporation; (b) Partner Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any person; and (c) no Subject Partner Company is directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

Section 4.7 Predecessor Status; etc.

Set forth in Section 4.7 of Partner Company Disclosure Schedule is a listing of all names of all predecessors of each Subject Partner Company, including the names of any entities acquired by any Subject Partner Company (by stock purchase, merger or otherwise) or from whom any Subject Partner Company previously acquired material assets, in any case, from the earliest date upon which any Partner Company Stockholder acquired any of his Partner Company Stock. Except as disclosed in Section 4.7 of Partner Company Disclosure Schedule, no Subject Partner Company has been, within such period of time, a Subsidiary or division of another person or a part of an acquisition which was later rescinded.

Section 4.8 No Spinoff by any Subject Partner Company.

Except as set forth in Section 4.8 of Partner Company Disclosure Schedule, there has not been any sale, spin-off or split-up of material assets of a Subject Partner Company since January 1, 2006.

Section 4.9 Financial Statements.

(a) Financial Statements Delivered. Section 4.9(a) of Partner Company Disclosure Schedule contains true and complete copies of the following financial statements: (i) audited consolidated balance sheets of Subject Partner Companies as of December 31, 2009 and 2010 and the unaudited consolidated balance sheet of Subject Partner Companies as of the Balance Sheet Date (the “Balance Sheet”) and (ii) the audited consolidated statements of income, stockholders’ equity and cash flows of Subject Partner Companies for each of the three years ended December 31, 2010 and the report of Hocking & Reid, LLC, certified public accountants, thereon and the unaudited consolidated statements of income, stockholders’ equity and cash flows of Subject Partner Companies for the year ended on the Balance Sheet Date (collectively, the “Subject Partner Company Financial Statements”). The Subject Partner Company Financial Statements are true, complete and correct in all material respects and fairly present in all material respects in accordance with GAAP: (i) the consolidated financial position of Subject Partner Companies as of December 31, 2009 and 2010 and as of the Balance Sheet Date, as the case may be, and (ii) the consolidated results of operations, stockholders’ equity and cash flows of Subject Partner Companies for the four years ended December 31, 2011.

(b) Financial Statements to be Delivered. Section 4.9(b) of Partner Company Disclosure Schedule lists the audited and unaudited consolidated financial statements of Subject Partner Companies to be delivered by Partner Company Stockholders to Founder for inclusion in the Registration Statement. The consolidated financial statements referred to in the preceding sentence, when delivered to Founder by Partner Company Stockholders, will be accompanied by an unqualified report thereon by KPMG LLP, will be true, complete and correct in all material respects, will comply with all applicable SEC rules and regulations relating to the preparation and presentation of financial statements and will fairly present: (i) the consolidated financial position of Subject Partner Companies as of December 31, 2011 and as of March 31, 2012 (or such later date as may be required by the SEC), as the case may be, and (ii) the consolidated results of operations, stockholders’ equity and cash flows of Subject Partner Companies for the year ended December 31, 2011 and for the three months periods ended on March 31, 2012 and on March 31, 2011 (or such longer periods as may be required by the SEC), all in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except as otherwise stated therein or in the schedules and/or notes thereto) through the periods involved.

Section 4.10 Liabilities and Obligations.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.10 of Partner Company Disclosure Schedule) as of the Balance Sheet Date of (a) all material liabilities of each Subject Partner Company that are not reflected on the Balance Sheet or otherwise reflected in the Subject Partner Company Financial Statements, (b) any liability of each Subject Partner Company in excess of $20,000 and (c) all material loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth in Section 4.10 of Partner Company Disclosure Schedule, since the Balance Sheet Date no Subject Partner Company has incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business consistent with prior practices, and, to the knowledge of Partner Company and each Partner Company Stockholder, no events, facts or circumstances have occurred that have or may be expected to lead to the assertion of a material liability or claim against any Subject Partner Company other than liabilities incurred in the ordinary course of business consistent with prior practices that are not now and may not be expected to be material.

Section 4.11 Accounts and Notes Receivable.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.11 of Partner Company Disclosure Schedule) of the material accounts and notes receivable of each Subject Partner Company, as of the Balance Sheet Date, including and identifying any receivables from and advances to employees, directors and Partner Company Stockholders. Section 4.11 of Partner Company Disclosure Schedule shall also set forth (a) an accurate list of all material receivables generated subsequent to the Balance Sheet Date and (b) an aging of all material accounts and notes receivable showing amounts due in 30 day aging categories, and such list and such aging report (the “A/R Aging Reports”) shall be current as of the Balance Sheet Date and as of a date 30 days prior to the Closing Date. Except to the extent reflected in Section 4.11 of Partner Company Disclosure Schedule, such accounts, notes and other receivables and advances are collectible in the amounts shown in Section 4.11 of Partner Company Disclosure Schedule, and shall be collectible in the amounts shown on the A/R Aging Reports, net of reserves reflected in the Balance Sheet and as of the date of the A/R Aging Reports, respectively.

Section 4.12 Permits and Intangibles.

Each Subject Partner Company holds all Permits necessary for it to own, lease, use and operate its properties or carry on its business as currently conducted; and Partner Company has delivered to Founder an accurate list and summary description (which is set forth in Section 4.12 of Partner Company Disclosure Schedule) of all such Permits, including titles, certificates, trademarks, trade names, patents, patent applications, copyrights and other Proprietary Assets owned or held by a Subject Partner Company (including interests in software or other technology systems, programs and intellectual property) other than (a) a list of all environmental Permits and other environmental approvals which is set forth in Section 4.13 of Partner Company Disclosure Schedule and (b) any such Permits that are not material to the conduct of such Subject Partner Company’s business. To the knowledge of Partner Company and each Partner Company Stockholder, the Permits listed in Sections 4.12 and 4.13 of Partner Company Disclosure Schedule are valid, and Partner Company has not received any notice that any Government Authority intends to cancel, terminate or not renew any such Permit. Each Subject Partner Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits listed on in Sections 4.12 and 4.13 of Partner Company Disclosure Schedule in all material respects and is not in material violation of any of the foregoing. Except as specifically provided in Section 4.12 of Partner Company Disclosure Schedule, the Transaction will not result in a default under or a breach or violation of any such Permit or adversely affect the rights and benefits afforded to any Subject Partner Company.

Section 4.13 Environmental Matters.

Except as set forth in Section 4.13 of Partner Company Disclosure Schedule:

(a) the operations of the Subject Partner Companies comply and since January 1, 2006 have complied in each case in all material respects with Environmental Law;

(b) each Subject Partner Company holds all material environmental, health and safety Permits necessary for its operations as currently conducted, all such Permits are valid and in full force and effect, and each Subject Partner Company is in material compliance with the terms and conditions of such Permits;

(c) neither any Subject Partner Company nor any of its present or former property or operations, is subject to any on-going investigation by, order or information request from or agreement with any person respecting any claim of environmental liability under any Environmental Law;

(d) no Subject Partner Company is subject to any pending or, to the knowledge of the Partner Company or any Partner Company Stockholder, threatened judicial or administrative proceeding, or to any order, judgment, decree or settlement, all liabilities and obligations under which have not been fully resolved, in each case alleging or addressing a material violation of or liability under any Environmental Law;

(e) no Subject Partner Company has:

(i) reported a Release of a Hazardous Substance pursuant to Section 103(a) of CERCLA or any state equivalent;

(ii) filed a notice pursuant to Section 103(c) of CERCLA or any state equivalent; or

(iii) filed any notice under any Environmental Law reporting a material violation of any Environmental Law;

(f) no Hazardous Substances are present in, on, about or migrating to or from any property currently or formerly owned, occupied or leased by a Subject Partner Company that could be expected to give rise to any obligation of or claim against a Subject Partner Company under Environmental Law; and

(g) no Subject Partner Company has received any written notice under Environmental Law that it is or may be liable in any material respect to any person (including any Government Authority) as a result of the Release or threatened Release of a Hazardous Substance at any location.

Section 4.14 Personal Property.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.14 of Partner Company Disclosure Schedule) of (a) all material personal property included in “depreciable plant, property and equipment” on the Balance Sheet, (b) all other personal property owned by a Subject Partner Company with a value in excess of $20,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (c) all material leases and agreements in respect of personal property, including, in the case of each of (a), (b) and (c), (x) true, complete and correct copies of all such leases or agreements and (y) an indication as to which assets were formerly owned, by a Partner Company Stockholder, relatives of a Partner Company Stockholder, or business or personal affiliates of a Subject Partner Company or a Partner Company Stockholder. Except as set forth in Section 4.14 of Partner Company Disclosure Schedule, (a) all material personal property used by a Subject Partner Company in its business is either owned by a Subject Partner Company or leased by a Subject Partner Company pursuant to a lease included in Section 4.14 of Partner Company Disclosure Schedule and (b) all of the personal property listed in Section 4.14 of Partner Company Disclosure Schedule is in good working order and condition, ordinary wear and tear excepted and is adequate for the operation of the business of the Subject Partner Companies.

Section 4.15 Significant Customers.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.15 of Partner Company Disclosure Schedule) of all significant customers, or persons or related groups of persons that are sources of a significant number of customers, it being understood and agreed that a “significant customer,” for purposes of this Section 4.15, means a customer (or persons or related groups of persons) representing 5% or more of the Subject Partner Companies’ consolidated revenues during the twelve calendar months next preceding the Balance Sheet Date. Except to the extent set forth in Section 4.15 of Partner Company Disclosure Schedule, none of the Subject Partner Companies’ significant customers (or persons or related groups of persons that are sources of a significant number of customers) has canceled or substantially reduced or, to the knowledge of Partner Company or a Partner Company Stockholder, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by a Subject Partner Company.

Section 4.16 Real Property.

Section 4.16 of Partner Company Disclosure Schedule includes a list of all real property owned or leased by a Subject Partner Company as of the Balance Sheet Date, and all other real property, if any, used by a Subject Partner Company in, and material to, the conduct of its business. Each Subject Partner Company has good and insurable title to the real property owned by it, including those reflected in Section 4.16 of Partner Company Disclosure Schedule, subject to no Encumbrance except for Permitted Exceptions.

Section 4.16 of Partner Company Disclosure Schedule contains, without limitation, (i) true, complete and correct copies of all title reports and title insurance policies currently in possession of a Partner Company Stockholder or any Subject Partner Company with respect to real property owned by any Subject Partner Company, (ii) true, complete and correct copies of all leases and agreements in respect of such real property leased by any Subject Partner Company, and (iii) an indication as to which such properties, if any, are currently owned, or were formerly owned, by a Partner Company Stockholder, relatives of a Partner Company Stockholder or business or personal affiliates of a Subject Partner Company or a Partner Company Stockholder.

Section 4.17 Subject Partner Company Contracts.

Section 4.17 of Partner Company Disclosure Schedule sets forth as of the date of this Agreement a list of the following agreements, whether oral or written (together with the leases and agreements listed in Sections 4.14 and 4.16 of Partner Company Disclosure Schedule, being the “Subject Partner Company Contracts”):

(a) each material agreement between a Subject Partner Company and any customer or other source of revenue that is currently in effect;

(b) each material agreement to which a Subject Partner Company is a party concerning a partnership, joint venture, limited liability company or other similar business venture with any person;

(c) each material agreement limiting the right of a Subject Partner Company to engage in, or compete with any person in, any business or geographical area;

(d) each material agreement or other arrangement of or involving a Subject Partner Company with respect to indebtedness for money borrowed, including letters of credit, guaranties, swaps and similar agreements and other matters described in clauses (a) through (g) of the definition of Indebtedness;

(e) each material agreement for the purchase or other acquisition or the sale or disposition of any of the assets or properties of a Subject Partner Company, in each case requiring payment by a Subject Partner Company, or the payment by the other party to a Subject Partner Company, in excess of $20,000, or the grant to any person of any preferential right to purchase any of such assets or properties;

(f) each material management, consulting, bonus, profit sharing, employment, severance or similar agreement to which a Subject Partner Company is a party;

(g) each material agreement under which a Subject Partner Company agrees to share the Tax liability of any party or to indemnify any party involving aggregate consideration or potential indemnification liability of more than $20,000 or contracts and other agreements under which a Subject Partner Company agrees to indemnify any director, officer or employee; and

(h) each agreement not otherwise listed in response to subsections (a) through (g) above that is material to a Subject Partner Company.

Each of the Subject Partner Company Contracts is in full force and effect and is a legal, valid and binding contract or agreement upon the applicable Subject Partner Company and, to the knowledge of Partner Company and each Partner Company Stockholder, upon each other party thereto, and there is not and has not been any default or breach (or any event known to Partner Company or any Partner Company Stockholder which, with the giving of notice or lapse of time or both would be a default or breach) by a Subject Partner Company or, to the knowledge of Partner Company or any Partner Company Stockholder, any other party, in the timely performance of any obligation to be performed or paid or any other material provision under any such contracts or agreements. There is not pending, nor to the knowledge of Partner Company or any Partner Company Stockholder, threatened, any cancellation or termination of any of the Subject Partner Company Contracts. Except for such consents or approvals that are listed in Section 4.17 of Partner Company Disclosure Schedule, no approval or consent of any person that has not already been obtained is needed in order that the Subject Partner Company Contracts continue in full force and effect following the consummation of the Transaction, except where the failure to obtain such consent could not reasonably be expected to result in a Partner Company Material Adverse Effect. Except as may be set forth in Section 4.17 of Partner Company Disclosure Schedule, no such contract includes any provision the effect of which may be to terminate such contract or enlarge or accelerate any obligations of the Subject Partner Company or to give additional rights to any other party thereunder as a result of consummation of the Transaction. No Subject Partner Company has any material agreement currently in effect with any customer or other source of revenue in which any portion of the fees or revenues payable to the Subject Partner Company at any time in the future that are “at-risk” or subject to repayment, offset, recoupment, return, adjustment in any matter or any other type of customer refund, including for failing to meet or exceed any financial or other performance targets or standards. Except as set forth in Section 4.17 of Partner Company Disclosure Schedule, none of the Subject Partner Company Contracts prohibits the use or publication by a Subject Partner Company or Founder of the name of any other party to any Subject Partner Company Contract, and none of the Subject Partner Company Contracts prohibits or restricts a Subject Partner Company from freely providing services to any other customer or potential customer of a Subject Partner Company, Founder or any Other Combining Partner Company. Partner Company has delivered to Founder true, correct and complete copies of all Subject Partner Company Contracts, together with copies of all modifications and supplements thereto.

Section 4.18 Subject Partner Company Proprietary Assets.

(a) Identification of Proprietary Assets. Section 4.18(a) of Partner Company Disclosure Schedule sets forth (i) with respect to each Subject Partner Company Proprietary Asset registered with any Government Authority or for which any application has been filed with any Government Authority, (x) a statement identifying such Subject Partner Company Proprietary Asset, and (y) the names of the jurisdictions covered by the applicable registration or application; and (iii) a statement identifying each agreement pursuant to which a Subject Partner Company Proprietary Asset is licensed to a Subject Partner Company by any person (except for any Subject Partner Company Proprietary Asset that is licensed to a Subject Partner Company under any third party software license generally available to the public at a cost of less than $20,000 on an enterprise-wide basis). A Subject Partner Company has good and valid title to all of the Subject Partner Company Proprietary Assets, free and clear of all Encumbrances other than Permitted Exceptions, and has a valid and unrestricted right to support, maintain, develop derivative works from and otherwise use throughout the world all Subject Partner Company Proprietary Assets identified in Section 4.18(a) of Partner Company Disclosure Schedule, except as otherwise noted therein or prohibited pursuant to any agreement set forth thereon. To the knowledge of Partner Company and each Partner Company Stockholder, no Partner Company Stockholder has any right, title or interest in or to any of the Subject Partner Company Proprietary Assets. Except as set forth in Section 4.18(a) of Partner Company Disclosure Schedule or pursuant to any agreement set forth thereon, no Subject Partner Company is obligated to make any payment to any person for the use of any Subject Partner Company Proprietary Asset. Each Subject Partner Company is in compliance with and has not breached any term of any intellectual property or proprietary right license to which it is a party in any material respect. No Subject Partner Company has developed jointly with any other person any Subject Partner Company Proprietary Assets with respect to which such other person has any rights. Without limiting the generality of the foregoing, to the knowledge of Partner Company and each Partner Company Stockholder, except as set forth in Section 4.18(a) of Partner Company Disclosure Schedule, all Subject Partner Company Proprietary Assets (except for Subject Partner Company Proprietary Assets licensed from a third party) were developed by employees during the time they were employed by a Subject Partner Company. All of the patents, registered trademarks and registered copyrights owned by a Subject Partner Company have been duly registered in, filed in or issued by the United States Patent and Trademark Office or Register of Copyrights and have been properly maintained and renewed, consistent with commercially reasonable business practices. All filing, amendment, issue and maintenance or other fees due and owing the United States Patent and Trademark Office and the United States Copyright Office and any fees or payments due and owing to any Government Authority in connection with the Subject Partner Company Proprietary Assets, have been paid in full, and no such fees will become due within ninety days of the date of execution of this Agreement.

(b) Maintenance of Confidentiality and Secrecy. Each Subject Partner Company has taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all its Subject Partner Company Proprietary Assets (except Subject Partner Company Proprietary Assets whose value would be unimpaired by public disclosure, or where such public disclosure is required by law) and otherwise maintain and protect the value of all its Subject Partner Company Proprietary Assets. No Subject Partner Company has (other than pursuant to license agreements identified in Section 4.18(b) of Partner Company Disclosure Schedule) delivered to any third person, or permitted the disclosure or delivery to any third person of, the source code, or any portion or aspect of the source code, of any Subject Partner Company Proprietary Asset. No Subject Partner Company has delivered to any third person any object code of any Subject Partner Company Proprietary Asset unless such third person entered into a license or other similar agreement with the Subject Partner Company which restricts the use of such object code and retains all ownership rights of such object code in the Subject Partner Company.

(c) No Infringements or Conflicts. Except as noted in Section 4.18(c) of Partner Company Disclosure Schedule: (i) none of the Subject Partner Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other person, and no Subject Partner Company has at any time infringed, misappropriated or made any unlawful use of, or received any notice of possible or potential infringement, misappropriation or unlawful use of, any patent, trademark or other Proprietary Asset owned or used by any other person in any material respect; and (ii) to the knowledge of Partner Company and each Partner Company Stockholder, no other person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person infringes with, any Subject Partner Company Proprietary Asset.

(d) Free from Material Defects. To the knowledge of Partner Company and each Partner Company Stockholder, (i) each Subject Partner Company Proprietary Asset is free from material defects and conforms in all material respects with all written specifications, documentation, performance standards, representations or statements made or provided with respect thereto by a Subject Partner Company, (ii) there has not been any claim by any customer or other person alleging that any Subject Partner Company Proprietary Asset (including each version thereof that has never been licensed or otherwise made available by a Subject Partner Company to any person) does not conform in all material respects with any written specification, documentation, performance standard, representation or statement made or provided by a Subject Partner Company, and (iii) there is no valid basis for any such claim.

(e) Adequacy. Subject Partner Company Proprietary Assets constitute all the Proprietary Assets necessary to enable each Subject Partner Company to conduct its business in the manner in which such business has been and is being conducted. No Subject Partner Company has licensed any of the Subject Partner Company Proprietary Assets to any person other than in the ordinary course of business (including licenses under customer contracts) as disclosed in Section 4.18(e) of Partner Company Disclosure Schedule. No Subject Partner Company has entered into any covenant not to compete, escrow or other agreement limiting its ability to exploit fully any of the Subject Partner Company Proprietary Assets or to transact business in any market or geographic area or with any person. Except as described in Section 4.18(e) of Partner Company Disclosure Schedule, no Subject Partner Company has granted a license to any Subject Partner Company source code to any third party.

Section 4.19 Certain Business Practices and Regulations.

Neither any Subject Partner Company, nor any Partner Company Stockholder on behalf of any Subject Partner Company, nor any Subject Partner Company’s officers, directors, employees or agents, to the knowledge of Partner Company or any Partner Company Stockholder, has (a) made or agreed to make any contribution, payment or gift to any customer, supplier, landlord, political candidate, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law or regulation, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason, or (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office in violation of any law or regulation.

Section 4.20 Insurance.

Partner Company has delivered to Founder as set forth on and attached to Section 4.20(a) of Partner Company Disclosure Schedule, (a) an accurate list as of the Balance Sheet Date of all insurance policies carried by each Subject Partner Company, (b) an accurate list of all insurance loss runs or workers compensation claims received for the past three policy years and (c) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies evidence all of the insurance that any Subject Partner Company is required to carry pursuant to any of its contracts and other agreements and pursuant to all applicable laws. All of such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. No Subject Partner Company has ever been subject to liability as a self-insurer. To the knowledge of Partner Company and each Partner Company Stockholder, within the immediately preceding five years, no Subject Partner Company has been denied insurance, nor has any prospective or actual carrier or underwriting board recommended or required material expenditures by a Subject Partner Company in order to obtain insurance. To the knowledge of Partner Company and each Partner Company Stockholder, no insurance companies providing insurance under such policies is insolvent. No notices of cancellation or indication of an intention not to renew any material insurance policy has been received by a Subject Partner Company. Section 4.20(b) of Partner Company Disclosure Schedule sets forth a true and complete description of (a) all current and open or known claims relating to each Subject Partner Company made under its insurance policies and (b) all written claims made against each Subject Partner Company with respect to its Business during the past three years or known events which are reasonably likely to give rise to a claim against each Subject Partner Company, whether or not covered by insurance.

Section 4.21 Compensation; Organized Labor Matters.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.21 of Partner Company Disclosure Schedule) showing all officers, directors and key employees of each Subject Partner Company and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date of this Agreement. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special payments or bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

Except as set forth in Section 4.21 of Partner Company Disclosure Schedule, (i) no Subject Partner Company is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of a Subject Partner Company are represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation is in progress and (iv) there is no pending or, to the knowledge of the Partner Company and each Partner Company Stockholder, threatened labor dispute involving any Subject Partner Company or any group of its employees nor has any Subject Partner Company experienced any labor interruption over the past three years. Partner Company believes the relationship between each other Subject Partner Company and its employees is good.

Section 4.22 Employee Plans.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.22 of Partner Company Disclosure Schedule) showing all employee benefit plans and agreements of each Subject Partner Company, including all employment agreements and other agreements or arrangements containing “golden parachute” or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described in Section 4.22 of Partner Company Disclosure Schedule, no Subject Partner Company sponsors, maintains or contributes to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” and no Subject Partner Company has any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of ERISA) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in Section 3(2) of ERISA. No Subject Partner Company has sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth in Section 4.22 of Partner Company Disclosure Schedule, nor is any Subject Partner Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any employees of a Subject Partner Company.

All employee benefit plans listed in Section 4.22 of Partner Company Disclosure Schedule and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

All accrued contribution obligations of a Subject Partner Company with respect to any plan listed in Section 4.22 of Partner Company Disclosure Schedule have either been fulfilled in their entirety or are fully reflected on the consolidated balance sheet of the Subject Partner Companies as of the Balance Sheet Date.

Section 4.23 Compliance with ERISA.

All employee benefit plans listed in Section 4.22 of Partner Company Disclosure Schedule that are intended to qualify (the “Qualified Plans”) under Section 401(a) of the Code are so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Section 4.22 of Partner Company Disclosure Schedule. Except as disclosed in Section 4.22 of Partner Company Disclosure Schedule, all reports and other documents required to be filed with any Government Authority or distributed to plan participants or beneficiaries (including actuarial reports, audits or Tax Returns) have been timely filed or distributed, and copies thereof are included as part of Section 4.22 of Partner Company Disclosure Schedule. To the knowledge of Partner Company and each Partner Company Stockholder, neither any Partner Company Stockholder, nor any such plan listed in Section 4.22 of Partner Company Disclosure Schedule, nor any Subject Partner Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No employee benefit plan listed in Section 4.22 of Partner Company Disclosure Schedule has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA. Furthermore:

(a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

(b) no plan listed in Section 4.22 of Partner Company Disclosure Schedule that is subject to the provisions of Title IV of ERISA has been terminated;

(c) there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Section 4.22 of Partner Company Disclosure Schedule;

(d) no Subject Partner Company has incurred liability under Section 4062 of ERISA; and

(e) no circumstances exist pursuant to which a Subject Partner Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise Tax or penalty, or being subject to any statutory Encumbrance to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any person other than a Subject Partner Company that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes a Subject Partner Company.

Section 4.24 Conformity with Law; Litigation.

Except to the extent set forth in Section 4.24 of Partner Company Disclosure Schedule, no Subject Partner Company is in violation of any law or regulation or any order of any Government Authority having jurisdiction over it, and except to the extent set forth in Section 4.24 of Partner Company Disclosure Schedule, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of Partner Company and each Partner Company Stockholder, threatened, against or affecting any Subject Partner Company, at law or in equity, or before or by any Government Authority having jurisdiction over a Subject Partner Company, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by any Subject Partner Company or any Partner Company Stockholder. Each Subject Partner Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state, local and foreign statutes, ordinances, Permits, variances, rules and regulations, including all such Permits set forth in Section 4.12 of Partner Company Disclosure Schedule, and is not in material violation of or default under any of the foregoing.

Section 4.25 Taxes.

Except as set forth in Section 4.25 of the Partner Company Disclosure Schedule:

(a) Each Subject Partner Company (i) has timely filed or will timely file with the appropriate Governmental Authorities all material Tax Returns required to be filed by it on or before the Effective Time (taking into account any extension of time granted to file such Tax Returns), and all such Tax Returns were prepared in compliance with applicable laws and are true, accurate and complete in all material respects; and (ii) has paid or will pay all Taxes of a material amount for which it is (or could be) liable in respect of any Pre-Closing Tax Period, other than (i) any Taxes not yet due and payable and reflected in the reserve for Tax liability in the Balance Sheet as adjusted through the Effective Time in accordance with GAAP, and (ii) any Taxes included in Adjusted Working Capital or otherwise taken into account in determining the Purchase Price, including, for the avoidance of doubt, the Working Capital Adjustment. Each Subject Partner Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties.

(b) No Subject Partner Company, nor any person on its behalf, has (i) agreed to or, except as may be required as a consequence of this Transaction, is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of applicable law or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to a Subject Partner Company or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provisions of applicable law with respect to a Subject Partner Company; (iii) entered into any outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Subject Partner Company or for which any Subject Partner Company may be held liable for any Post-Closing Tax Period, or (iv) granted to any person a power of attorney that is currently in force with respect to any Tax matter.

(c) All deficiencies asserted or assessments made as a result of any examination by a Governmental Authority of the Tax Returns of, or including, a Subject Partner Company, have been fully paid, and there are no other actions, suits, proceedings, investigations, audits, claims or assessments by any Governmental Authority in progress, and to the knowledge of Partner Company and each Partner Company Stockholder, there are no such actions proposed or threatened, with respect to Taxes of a material amount for any Subject Partner Company, or for which any Subject Partner Company (or any predecessor thereof) may be held liable, and, to the knowledge of Partner Company and each Partner Company Stockholder, no basis exists therefore.

(d) Founder has received, or has been provided access to, copies of (i) all federal, state, local and foreign income or franchise Tax Returns of each Subject Partner Company relating to the Taxable periods since December 31, 2008, and (ii) any audit report issued in writing within the last three (3) years relating to any Taxes due from or with respect to the Subject Partner Companies.

(e) Since December 31, 2008, no Subject Partner Company has received written notice from any Government Authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to Taxation by that jurisdiction.

(f) All Taxes which any Subject Partner Company has been required to collect or withhold have been duly collected and withheld, and either paid to the proper Governmental Authority, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of each Subject Partner Company.

(g) None of the assets or properties held by any Subject Partner Company (i) is subject to any lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any indebtedness the interest on which is Tax-exempt under Section 103(a) of the Code, (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iv) is “tax exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, or (v) will be treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code. The Transaction is not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable law. No Subject Partner Company is a foreign person within the meaning of Section 1445(f) of the Code.

(h) A valid and timely election under Section 1362 of the Code to treat Partner Company as an “S Corporation” within the meaning of Section 1361 of the Code was made effective as of January 1, 2005, and Partner Company has, at all time thereafter, been a valid S corporation within the meaning of Section 1361 of the Code. Partner Company has been a validly electing “S” corporation under each provision of state law analogous to Sections 1361 and 1362 of the Code in each of the jurisdictions listed in Section 4.25(h) of the Partner Company Disclosure Schedule where the Partner Company is required to file a Tax Return at all times since January 1, 2005. Partner Company has made a valid and timely election for each of the QSSS Entities, if any, to be treated as a qualified subchapter S subsidiary pursuant to Section 1361(b)(3)(B) of the Code, effective in each case as the date reflected in Section 4.25(h) of the Partner Company Disclosure Schedule, and such elections continue to be effective. No Subject Partner Company has taken any action which would terminate the qualified subchapter S subsidiary election, if any, of any of the other Subject Partner Companies.

(i) No Subject Partner Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions’” (within the meaning of Section 355(c) of the Code in conjunction with the transactions contemplated by this Agreement.

(j) No Subject Partner Company is a party bound by any Tax indemnification, Tax sharing or Tax allocation agreement.

(k) No Subject Partner Company has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax period other than a group of which the Subject Partner Company is or was the common parent. No Subject Partner Company owns any equity interests in any other person.

(l) There is no taxable income of a Subject Partner Company that will be required under applicable law to be reported by Founder or its affiliates, including a Subject Partner Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(m) Neither any Subject Partner Company nor any Partner Company Stockholder has any plan to intention to take any action subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 4.26 No Violations Under Charter Documents and Bylaws.

No Subject Partner Company is in violation of its Charter Documents or Bylaws.

Section 4.27 Government Contracts.

Section 4.27 of Partner Company Disclosure Schedule sets forth a list of each Government Contract. Except as set forth in Section 4.27 of Partner Company Disclosure Schedule, no Subject Partner Company and, to the knowledge of Partner Company and each Partner Company Stockholder, no officer, director, employee, member, other equity holder or agent of a Subject Partner Company has committed any violation of law or regulation which would reasonably be expected to make any such person subject to suspension, debarment or ineligibility to perform any Government Contract or, to the knowledge of Partner Company and each Partner Company Stockholder, is under investigation for any such matter.

Section 4.28 Computer Hardware and Software.

Section 4.28 of Partner Company Disclosure Schedule sets forth a list of all computer equipment, computer programs and documentation, and computer services which are owned or licensed by a Subject Partner Company and are material to the continued operation of the business of the Subject Partner Companies in a manner consistent with current operations.

Section 4.29 Absence of Changes.

Since the Balance Sheet Date, except as set forth in Section 4.29 of Partner Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, there has not been:

(a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of any Subject Partner Company;

(b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of any Subject Partner Company;

(c) any change in the authorized capital of or equity interests in a Subject Partner Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion or exchange rights or commitments;

(d) any declaration or payment of any dividend or distribution in respect of the capital stock or equity interest or any direct or indirect redemption, purchase or other acquisition of any of the capital stock or equity interest of a Subject Partner Company;

(e) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by a Subject Partner Company to any of its officers, directors, employees, consultants or agents or to any Partner Company Stockholder, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of a Subject Partner Company;

(g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of a Subject Partner Company to any person, including any Partner Company Stockholder and his/her affiliates;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to a Subject Partner Company, including any indebtedness or obligation of any Partner Company Stockholder or any affiliate thereof;

(i) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of a Subject Partner Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of a Subject Partner Company’s business;

(k) any waiver of any material rights or claims of a Subject Partner Company;

(l) any material breach, amendment or termination of any contract, agreement, license, permit or other right to which a Subject Partner Company is a party;

(m) any transaction by a Subject Partner Company outside the ordinary course of its business;

(n) any cancellation or termination by a Subject Partner Company of a material contract with a customer or client prior to the scheduled termination date; or

(o) any other distribution of property or assets by a Subject Partner Company.

Section 4.30 Deposit Accounts; Powers of Attorney.

Partner Company has delivered to Founder an accurate list (which is set forth in Section 4.30 of Partner Company Disclosure Schedule) setting forth:

(a) the name of each financial institution in which a Subject Partner Company has accounts or safe deposit boxes;

(b) the names in which the accounts or boxes are held;

(c) the type of account and account number; and

(d) the name of each person authorized to draw thereon or have access thereto.

Section 4.30 of Partner Company Disclosure Schedule also sets forth the name of each person holding a general or special power of attorney from a Subject Partner Company and a description of the terms of such power.

Section 4.31 Disclosure.

This Agreement, including Partner Company Disclosure Schedule, presents fairly the business and operations of the Subject Partner Companies for the time periods with respect to which such information was requested. The rights of each Subject Partner Company under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which a Subject Partner Company is a party, or to which its properties are subject, or by any other fact or circumstance regarding a Subject Partner Company (which fact or circumstance was, or should reasonably, after due inquiry, have been known to Partner Company or any Partner Company Stockholder) that is not disclosed pursuant hereto.

Section 4.32 No Undisclosed Liabilities.

Except as set forth in Section 4.32 of Partner Company Disclosure Schedule, no Subject Partner Company is subject to any material liability (including known unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date.

Section 4.33 Affiliated Entities.

There is no Affiliated Entity other than Taylor & Martin Real Estate and AG Sales, LLC, a Nebraska limited liability company. The unaudited balance sheets of these Affiliated Entities as of December 31, 2010 and the unaudited statements of income, members’ equity and cash flows for the periods between their inceptions and December 31, 2010 are set forth in Section 4.33 of the Partner Company Disclosure Schedule. The representations, warranties, covenants, conditions and agreements in this Agreement that are applicable to or relate to any Subject Partner Company (including its business, ownership and securities) shall apply mutatis mutandis to each Affiliated Entity, and the representations, warranties, covenants, conditions and agreements in this Agreement that are applicable to or relate to any Partner Company Stockholder shall apply mutatis mutandis to the owners of the equity interests on the date of this Agreement of each Affiliated Entity (“Affiliated Entity Stockholders”). Each Affiliated Entity shall be merged into Partner Company no later than the Closing Date, and, at Closing, the Affiliated Entity Stockholders shall receive an aggregate 247,422 shares of Founder Stock at the IPO Price, subject to reduction for the amount of aggregate Indebtedness of the Affiliated Entities as of the Indebtedness Measurement Date, as consideration for such equity interests. The recipients of shares of Founder Stock pursuant to this Section 4.33 and the number of shares of Founder Stock they are to receive at the Closing are set forth in Section 4.33 of Partner Company Disclosure Schedule.

(B) Representations, Warranties, Covenants and Agreements of Partner Company Stockholders.

Each Partner Company Stockholder, recognizing that Founder is relying upon the contents of this Article IV(B) (as modified by the contents of the Partner Company Disclosure Schedule) as a material inducement to its execution, delivery and performance of this Agreement, hereby severally and not jointly represents, warrants, covenants and agrees with Founder as follows:

Section 4.34 Authority; Noncontravention.

Such Partner Company Stockholder has the full legal right, power and authority to enter into this Agreement. This Agreement has been executed and delivered by Partner Company Stockholder and constitutes a legal, valid and binding obligation of Partner Company Stockholder enforceable in accordance with its terms, subject to Bankruptcy Exceptions. The execution and delivery of this Agreement by Partner Company Stockholder, the performance of his/her obligations hereunder, and the consummation of the transactions contemplated hereby do not: (a) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, declare a default, declare an acceleration under or pursue other remedies under, the terms of any material lease, contract, credit agreement or other instrument, to which Partner Company Stockholder, is a party; (b) result in the imposition of any Encumbrance on any material asset of Partner Company Stockholder; or (c) violate in any material respect any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Partner Company Stockholder is subject. There is no requirement applicable to Partner Company Stockholder to make any filing with, or obtain any permit, authorization, consent or approval of, any Government Authority or any third party, in connection with its execution and delivery of this Agreement and the performance of his/her obligations hereunder and the consummation of the transactions contemplated hereby.

Section 4.35 Preemptive Rights.

Such Partner Company Stockholder confirms that he/she does not have, or hereby waives, any preemptive right, right of first refusal or other right to acquire shares of Partner Company Common Stock or Founder Stock or equity interests in any other Subject Partner Company that such Partner Company Stockholder has or may have had other than rights of Partner Company Stockholder to acquire Founder Stock pursuant to (a) this Agreement or (b) any equity award made by Founder.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF FOUNDER

Founder, recognizing that Partner Company and each Partner Company Stockholder are relying on the contents of this Article V (as modified by the contents of the Founder Disclosure Schedule) as a material inducement to their execution, delivery and performance of this Agreement, hereby represents, warrants, covenants and agrees with Partner Company and each Partner Company Stockholder as follows:

Section 5.1 Due Organization.

Founder is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business and in good standing to carry on its respective business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Founder Material Adverse Effect. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Founder (the “Founder Organizational Documents”) are attached to Section 5.1 of Founder Disclosure Schedule.

Section 5.2 Authorization and Approval; Noncontravention.

Founder has the corporate power and authority to execute and deliver this Agreement, and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery by Founder of this Agreement and the performance by it of all the terms and conditions hereof to be performed by it (including the other agreements, instruments and documents to be executed and delivered by it hereunder) have been duly authorized and approved by its Board of Directors. No approval of the shareholders of Founder is required in connection with this Agreement. This Agreement has been duly executed and delivered by Founder and constitutes the legal, valid and binding obligation of Founder, enforceable against Founder in accordance with its terms, and each of the other agreements, instruments and documents being or to be executed and delivered by Founder under this Agreement or in connection herewith has been duly authorized and, upon execution and delivery by Founder, will constitute a legal, valid and binding obligation of Founder, enforceable against Founder in accordance with its terms, except in each case as such enforcement may be limited by Bankruptcy Exceptions.

Except as set forth in Section 5.2 of Founder Disclosure Schedule, the execution and delivery of this Agreement by Founder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby do not: (a) conflict with or violate the Charter Documents and Bylaws of Founder; (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, declare a default, declare an acceleration or exercise remedies under, the terms of any material lease, contract, credit agreement or other instrument to which Founder, is a party; (c) result in the imposition of any Encumbrance on any material asset of Founder; or (d) violate in any material respect any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Founder is subject. Except as otherwise noted in Section 5.2 of Founder Disclosure Schedule, there is no requirement applicable to Founder to make any filing with, or obtain any permit, authorization, consent or approval of, any Government Authority or any third party, in connection with Founder’s execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

Section 5.3 Capital Stock.

The authorized capital stock of Founder is set forth in Section 5.3 of Founder Disclosure Schedule. All of the issued and outstanding shares of the capital stock of Founder (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, (c) are owned of record and beneficially by the persons set forth in Section 5.3 of Founder Company Disclosure Schedule, and (d) were offered, issued, sold and delivered by Founder in compliance with all applicable state and federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive or similar rights of any past or present stockholder of Founder.

Section 5.4 Transactions in Capital Stock, Organization Accounting.

Except as set forth in Section 5.4 of Founder Disclosure Schedule, (a) no option, warrant, call, conversion or exchange right or commitment of any kind exists which obligates Founder to issue any of its authorized but unissued or treasury capital stock and (b) Founder has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Section 5.4 of Founder Disclosure Schedule also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Founder.

Section 5.5 Subsidiaries.

Founder has no Subsidiaries except for each of the companies identified in Section 5.5 of Founder Disclosure Schedule. Except as set forth in the preceding sentence, Founder does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity or partnership interest in any person.

Section 5.6 Financial Statements.

Attached to Section 5.6 of Founder Disclosure Schedule is a copy of the unaudited balance sheet of Founder as of November 30, 2011 (the “Founder Balance Sheet”). Founder has conducted no operations since its inception on November 18, 2011 other than negotiating and entering into combination agreements with Combining Partner Companies and the Initial Founder Merger Agreement. Except as set forth in Section 5.6 of Founder Disclosure Schedule, the Founder Balance Sheet presents fairly the financial position of Founder as of such date.

Section 5.7 Liabilities and Obligations.

Except as set forth in Section 5.7 of Founder Disclosure Schedule, Founder has no material liabilities, contingent or otherwise, or operations, in each case, except as set forth in or contemplated by this Agreement and except for fees incurred in connection with the transactions contemplated hereby.

Section 5.8 Conformity with Law; Litigation.

Except to the extent set forth in Section 5.8 of Founder Disclosure Schedule, Founder is not in violation of any law or regulation or any order of any Government Authority having jurisdiction over it which would have a Founder Material Adverse Effect; and except to the extent set forth in Section 5.8 of Founder Disclosure Schedule, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of Founder, threatened, against or affecting Founder, at law or in equity, or before or by any Government Authority having jurisdiction over it; and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Founder has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state, local and foreign statutes, ordinances, Permits, rules and regulations and is not in violation of any of the foregoing which might have a Founder Material Adverse Effect.

Section 5.9 No Violations.

Founder is not in violation of any Founder Organizational Document. Neither Founder nor, to the knowledge of Founder, any other party thereto, is in default under any lease, instrument, agreement, license, or Permit to which Founder is a party, or by which Founder or any of its properties, is bound (collectively, the “Founder Documents”); and (a) the rights and benefits of Founder under Founder Documents will not be adversely affected by the transactions contemplated hereby and (b) Founder’s execution of this Agreement and its performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of Founder Documents or Founder Organizational Documents. Except as set forth in Section 5.9 of Founder Disclosure Schedule, none of Founder Documents requires notice to, or the consent or approval of, any Government Authority or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

Section 5.10 Founder Stock.

The shares of Founder Stock deliverable to each Partner Company Stockholder pursuant to this Agreement have been duly authorized, and, upon issuance in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

Section 5.11 Business; Real Property; Material Agreement.

Founder was formed on November 18, 2011. Founder has not conducted any material business since the date of its inception, except raising capital and in connection with this Agreement and similar agreements with other companies involved in various aspects of the Business. Except as disclosed in Section 5.11 of Founder Disclosure Schedule, Founder does not own and has not at any time owned any real property or any material personal property or is not a party to any other material agreement.

Section 5.12 Taxes.

Founder has timely filed all requisite federal, state and other Tax Returns or extension requests for all Taxable periods ended on or before the Closing Date; and except as set forth in Section 5.12 of Founder Disclosure Schedule, there are no examinations in progress or claims against it for federal, state and other Taxes for any Taxable period or portion thereof prior to the Closing Date, and no notice of any claim for Taxes, whether pending or threatened, has been received. All Taxes (whether or not shown on any Tax Return) owed by Founder have been paid or appropriately accrued on the Founder Balance Sheet. Founder is not an “investment company” as defined in Section 351(e)(1) of the Code.

Section 5.13 Partner Company Stock.

Founder is acquiring the Partner Company Stock for its own account for investment and not with a view to the distribution thereof in violation of the provisions of applicable federal and state securities law.

Section 5.14 Combining Partner Companies.

Section 5.14 of Founder Disclosure Schedule sets forth a true and complete list of all Combining Partner Companies that have been identified as of the date of this Agreement.

ARTICLE VI.

OTHER COVENANTS PRIOR TO CLOSING

Section 6.1 Access and Cooperation; Due Diligence; Audits.

(a) Between the date of this Agreement and the Closing Date, during normal business hours and upon reasonable notice, Partner Company will afford to the officers and authorized representatives of Founder access to all of the Subject Partners Companies’ sites, properties, directors, officers, books and records and will furnish Founder with such additional financial and operating data and other information as to the business and properties of the Subject Partner Companies as Founder may from time to time reasonably request, including the consolidated financial statements referred to in Section 4.9(b); provided that no investigation pursuant to this Section 6.1(a) or otherwise shall limit the effect of the representations and warranties of Partner Company and Partner Company Stockholders made in or contemplated by this Agreement. Partner Company and Partner Company Stockholders will cooperate with Founder, its representatives, auditors and counsel in the preparation of the Registration Statement and any other documents and materials that may be required by this Agreement. Founder will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Article XIII.

(b) Between the date of this Agreement and the Closing, during normal business hours and upon reasonable notice,, Founder will afford to Partner Company Stockholders and the officers and authorized representatives of Partner Company access to all of Founder’s sites, properties, directors, officers, books and records and will furnish such persons with such additional financial and operating data and other information as to the business and properties of Founder as such persons may from time to time reasonably request; provided that no investigation pursuant to this Section 6.1(b) or otherwise shall limit the effect of the representations and warranties of Founder made in or contemplated by this Agreement. Founder will cooperate with Partner Company, its representatives, auditors and counsel in the preparation of all documents and other materials that may be required by this Agreement. Partner Company Stockholders and Partner Company will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article XIII.

(c) Partner Company agrees, at its sole cost and expense, to permit KPMG LLP to audit and render a report on the consolidated financial statements of Partner Company and all other Subject Partner Companies referred to in Section 4.9(b) and its internal controls, for inclusion in the Registration Statement to the extent required. The fees and expenses of such firm shall be paid by Partner Company but shall be reimbursed by Founder at the Closing through the Adjusted Working Capital provision.

Section 6.2 Conduct of Business Pending Closing.

Unless otherwise approved in writing by Founder, between the date of this Agreement and the Closing Date, Partner Company and each Partner Company Stockholder will cause each other Subject Partner Company to:

(a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(b) use their commercially reasonable efforts to maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

(c) perform in all material respects all of its obligations under agreements relating to or affecting its business, assets, properties or rights, including Proprietary Assets;

(d) keep in full force and effect present insurance policies or other comparable insurance coverage;

(e) use its commercially reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

(f) maintain compliance with all material Permits, laws, rules and regulations of Government Authorities in all material respects; and

(g) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

Section 6.3 Prohibited Activities.

Between the date of this Agreement and the Closing Date, neither Partner Company nor any Partner Company Stockholder will or will permit, in each case without prior written consent of Founder, any Subject Partner Company to:

(a) make any change in its Charter Documents or Bylaws;

(b) issue or sell any securities, options, warrants, calls, conversion rights or commitments relating to Subject Partner Company securities of any kind other than upon the exercise of options or warrants listed in Section 4.4 of Partner Company Disclosure Schedule;

(c) enter into any material contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $20,000;

(d) create, assume or permit to exist any Encumbrance upon any asset or property whether now owned or hereafter acquired, except (i) with respect to purchase money Encumbrances incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $20,000 necessary or desirable for the conduct of its businesses in the ordinary course; (ii) (x) Encumbrances for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested

Taxes adequate reserves have been established and are being maintained) or (y) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Encumbrances arising in the ordinary course of business, or (z) Encumbrances set forth in Section 6.3(d) of Partner Company Disclosure Schedule or (iii) any Encumbrance in respect of Indebtedness included in the Partner Company Indebtedness;

(e) sell, assign, lease or otherwise transfer or dispose of any material property or equipment except in the normal course of business consistent with past practice, except as otherwise listed on Schedule 6.3(e) of Partner Company Disclosure Schedule;

(f) negotiate for the acquisition of any business or the start-up of any new business;

(g) merge or consolidate or agree to merge or consolidate with or into any other person;

(h) waive any material right or claim; provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(i) commit a material breach or amend or terminate any material agreement, permit, license or other right; or

(j) enter into any other material transaction outside the ordinary course of its business or prohibited hereunder.

Between the delivery of the certificate regarding Indebtedness pursuant to Section 2.2 of this Agreement and the Closing Date, neither Partner Company nor any Partner Company Stockholder will, without prior written consent of Founder, permit the aggregate Indebtedness of Subject Partner Companies to exceed the amount of such Indebtedness reflected in the certificate delivered to Founder pursuant to Section 2.2 of this Agreement.

Section 6.4 Exclusivity.

Neither any Partner Company Stockholder, nor Partner Company, nor any agent, officer, director, trustee or any representative of any of the foregoing, will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than Founder or its authorized agents relating to any business combination transaction involving any Subject Partner Company whether by acquisition or purchase of the assets of, or any equity interest in, any Subject Partner Company or any merger, consolidation or similar transaction involving any Subject Partner Company or any sale or other disposition of Partner Company securities.

Section 6.5 Agreements.

Partner Company Stockholders and Partner Company shall terminate (a) any Partner Company Stockholders’ agreements, voting agreements, voting trusts, options, warrants and employment agreements between any Subject Partner Company and any employee and (b) any existing agreement between any Subject Partner Company and any Partner Company Stockholder, on or prior to the Closing Date. Copies of all agreements that shall be terminated are listed in Section 6.5 of Partner Company Disclosure Schedule and copies thereof are attached thereto, unless such agreements are otherwise supplied pursuant to Section 4.17 of Partner Company Disclosure Schedule. The termination of such agreements does not give rise to any payments by any Subject Partner Company.

Section 6.6 Notification of Certain Matters.

(a) Notification to Founder. Each Partner Company Stockholder and Partner Company shall give prompt notice to Founder of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Partner Company or a Partner Company Stockholder contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of a Partner Company Stockholder or Partner Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder as of such date.

(b) Notification to Partner Company and Partner Company Stockholders. Founder shall give prompt notice to Partner Company and Partner Company Stockholders of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Founder contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Founder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date.

(c) Effect of Notice. Subject to Section 6.7, the delivery of any notice pursuant to this Section 6.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, or modify the Disclosure Schedules, (ii) modify the conditions set forth in Article VII and Article VIII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.7 Delivery of Schedules and Amendment of Schedules.

(a) Delivery of Disclosure Schedules. On or before March 16, 2012, each party hereto shall deliver to the other party their completed Disclosure Schedule setting forth the exceptions to the representations and warranties set forth in Article IV and Article V, as applicable, of this Agreement and supplying the other information required to be disclosed therein pursuant to other sections of this Agreement. The Disclosure Schedule so delivered shall be acceptable in all respects to the recipient party.

(b) Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to promptly notify the other parties hereto of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Disclosure Schedule (each such notice a “Disclosure Schedule Amendment Notice”). Each such Disclosure Schedule Amendment Notice shall be deemed to (a) automatically supplement or amend the Partner Company Disclosure Schedule or Founder Disclosure Schedule, as the case may be; (b) qualify the representations and warranties of such party set forth in this Agreement (including, for the avoidance of doubt, any representations and warranties in respect of which no disclosure was provided as of the Effective Date); and (c) cure any misrepresentation or breach of warranty that might have existed hereunder by reason of such matter. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.1 and Section 8.1 have been fulfilled, Partner Company Disclosure Schedule and the Founder Disclosure Schedule shall be deemed to be the appropriate Disclosure Schedule as amended or supplemented pursuant to this Section 6.7, if a Disclosure Schedule is so amended or supplemented. Neither the entry by Founder into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more of the companies disclosed on Founder Schedule 5.14 nor the performance by Founder of its obligations thereunder shall be deemed to require the amendment to or a supplementation of Founder Disclosure Schedule, to breach any representation, warranty, covenant or agreement herein, or to cause the failure of any condition to Closing.

Section 6.8 Compliance with H-S-R Act.

All parties to this Agreement hereby recognize that compliance with the H-S-R Act may be required in connection with the transactions contemplated herein. Accordingly, if such compliance is required, (a) each of the parties hereto agrees to cooperate and use its best efforts to comply with the H-S-R Act; (b) such compliance by Partner Company and Partner Company Stockholders shall be deemed a condition precedent in addition to the conditions precedent set forth in Article VII and Article VIII of this Agreement, and such compliance by Founder shall be deemed a condition precedent in addition to the conditions precedent set forth in Article VII and Article VIII of this Agreement; (c) the parties agree to cooperate and use their best efforts to cause all filings required under the H-S-R Act to be made promptly; and (d) Founder and Partner Company shall each be responsible for the payment of fifty percent (50.00%) of all filing fees under the H-S-R Act.

Section 6.9 Power of Attorney.

Each Partner Company Stockholder hereby designates and appoints Paul C. Wachter, Mark E. Fort and J. Jessup Wilson, and each of them, as its attorney-in-fact to execute all consents, documents, agreements and certificates that Partner Company Stockholder may or is required to execute and deliver pursuant to this Agreement after the date hereto through the Closing Date. The power-of-attorney granted pursuant to this Section 6.9 is coupled with an interest and is not revocable.

Section 6.10 Due Diligence of Combining Partner Companies.

Between the date of this Agreement and the Closing, Founder will afford to Partner Company Stockholders and the officers and authorized representatives of Partner Company access to all of the Combining Partner Companies’ sites, properties, directors, officers, books and records and will furnish such persons with such additional financial and operating data and other information as to the business and properties of the Combining Partner Companies as such persons may from time to time reasonably request. Partner Company Stockholders and Partner Company will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article XIII.

Section 6.11 Confirmation of Disclosure Schedules and Review of Registration Statement.

Prior to the filing of the Registration Statement with the SEC, (a)(i) Partner Company and each Partner Company Stockholder shall confirm in writing that the Partner Company Disclosure Schedule delivered to Founder pursuant to Section 6.7(a) is true and complete in all material respects and (ii) Founder shall confirm in writing that the Founder Disclosure Schedule delivered to Partner Company pursuant to Section 6.7(a) is true and complete in all material respects; and (b) Partner Company Stockholders shall have an opportunity to review a draft of the Registration Statement, including the description of Founder’s proposed business and the pro forma consolidated financial statements of Founder contained therein and be offered an opportunity to ask questions of the officers of Founder regarding the matters discussed therein and the transactions contemplated thereby. Thereafter, Partner Company Stockholders shall be asked to reaffirm in writing the representations set forth in Article XV of this Agreement.

Section 6.12 Further Assurance.

(a) Founder shall use its best efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including Partner Company’s and Partner Company Stockholders’ conditions to closing in Article VII. Partner Company and Partner Company Stockholders shall use their respective best efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including Founder’s conditions to closing in Article VIII.

(b) Founder shall use its best efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the IPO and the transactions contemplated by each Combining Partner Agreement, including such Combining Partner Company’s conditions to closing set forth therein and any conditions to closing of any shareholders of such Combining Partner Company.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF

PARTNER COMPANY STOCKHOLDERS AND PARTNER COMPANY

The obligations of Partner Company Stockholders and Partner Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver by them on or prior to the Closing Date of all of the following conditions. No waiver shall be deemed to affect the breach or survival of the representations and warranties of Founder contained in Article V.

Section 7.1 Representations and Warranties Performance of Obligations.

All representations and warranties of Founder contained in this Agreement (in each case read for the purposes of this Section 7.1 without any materiality, material or Founder Material Adverse Effect qualifications) shall be true and correct in all respects when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specified date or time other than the Closing Date (which need only be true and correct in all respects or in all material respects as required above as of such date or time), other than such failures to be true and correct that would not, individually or in the aggregate, have a Founder Material Adverse Effect; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Founder on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of Founder shall have been delivered to each Partner Company Stockholder.

Section 7.2 Satisfaction.

All actions, proceedings, instruments and documents required to carry out the Transaction or incidental hereto and all other related legal matters shall be reasonably satisfactory to Partner Company Stockholders and their counsel.

Section 7.3 Combining Partner Companies.

The closing of the transactions contemplated by each Combining Partner Company Agreement in effect on the date of the initial filing of the Registration Statement with the SEC shall have occurred prior to, or shall occur simultaneous with, the Closing.

Section 7.4 No Litigation.

No action or proceeding by or before any Government Authority shall have been instituted or threatened to restrain or prohibit the consumption of the transactions contemplated herein.

Section 7.5 Consents and Approvals.

The consents of and filings with Governmental Authorities and third parties relating to the consummation of the transactions set forth in Section 7.5 of Founder Disclosure Schedule shall have been obtained and made.

Section 7.6 Good Standing Certificates.

Founder shall have delivered to Partner Company Stockholders a certificate, dated as of a date no later than five days prior to the Closing Date, duly issued by the Secretary of State of the state of its incorporation and in each state in which Founder is authorized to do business, showing that Founder is in good standing and authorized to do business and that all state franchise Tax Returns and Taxes in such jurisdictions for Founder for all periods prior to the Closing Date have been filed and paid to the extent required.

Section 7.7 No Founder Material Adverse Change.

No event or circumstance shall have occurred with respect to Founder that would constitute a Founder Material Adverse Effect.

Section 7.8 Secretarial Certificates.

Partner Company Stockholders shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of Founder certifying the completeness and accuracy of the attached copies of the Founder Organizational Documents and resolutions of the Board of Directors of Founder approving its entering into this Agreement and the consummation of the transactions contemplated hereby.

Section 7.9 Closing of IPO.

The sale by Founder of shares of Founder Stock in the IPO (a) shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein and (b) shall have generated sufficient net proceeds to pay the cash consideration to the Combining Partner Companies as described in the Registration Statement.

Section 7.10 Founder’s Release.

Founder shall have delivered to Partner Company Stockholders an instrument dated the Closing Date releasing each Partner Company Stockholder from any obligation to continue to guarantee the repayment of any Indebtedness scheduled as so guaranteed in Section 7.10 of Partner Company Disclosure Schedule.

Section 7.11 Listing on New York Stock Exchange.

The shares of Founder Stock issuable in the IPO and pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF FOUNDER

The obligations of Founder with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver by it on or prior to the Closing Date of all of the following conditions. No waiver shall be deemed to affect the breach or survival of the representations and warranties of Partner Company and Partner Company Stockholders contained in Article IV.

Section 8.1 Representations and Warranties; Performance of Obligations.

All representations and warranties of the Partner Company Stockholders and Partner Company contained in this Agreement (in each case read for the purposes of this Section 8.1 without any materiality, material or Partner Company Material Adverse Effect qualifications) shall be true and correct in all respects when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specified date or time other than the Closing Date (which need only be true and correct in all respects or in all material respects as required above as of such date or time), other than such failures to be true and correct that would not, individually or in the aggregate, have a Partner Company Material Adverse Effect; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Partner Company Stockholders and Partner Company on or before the Closing Date shall have been duly complied or performed with in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by the President or a Vice President of Partner Company and by Partner Company Stockholders shall have been delivered to Founder.

Section 8.2 No Litigation.

No action or proceeding by or before any Government Authority shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated herein, and no Government Authority shall have taken any other action or made any request of Founder as a result of which the management of Founder deems it inadvisable to proceed with the transactions hereunder.

Section 8.3 Secretarial Certificates.

Founder shall have received a certificate, dated the Closing Date and signed by the Secretary of each Subject Partner Company, certifying the completeness and accuracy of the attached copies of such Subject Partner Company’s Charter Documents and Bylaws and, in the case of the Partner Company, resolutions of the Board of Directors of Partner Company approving Partner Company’s entering into this Agreement and the consummation of the transactions contemplated hereby.

Section 8.4 No Partner Company Material Adverse Effect.

No event or circumstance shall have occurred with respect to Partner Company or any Partner Company Stockholder which would constitute a Partner Company Material Adverse Effect.

Section 8.5 Partner Company Stockholders’ Release.

Each Partner Company Stockholder shall have delivered to Founder an instrument dated the Closing Date, satisfactory in form and substance to Founder, releasing each Subject Partner Company from (a) any and all claims of such Partner Company Stockholder against each Subject

Partner Company and Founder and (b) obligations of each Subject Partner Company and Founder to such Partner Company Stockholder, except for (i) items specifically identified in Section 8.5 of Partner Company Disclosure Schedule as being claims of or obligations to such Partner Company Stockholder and (ii) obligations for breach of Founder’s representations, warranties and covenants set forth herein.

Section 8.6 Satisfaction.

All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to Founder and its counsel.

Section 8.7 Termination of Related Party Agreements.

Except as set forth in Section 8.7 of Partner Company Disclosure Schedule, all existing loans, agreements, options, warrants and other contractual arrangements between each Subject Partner Company and any Partner Company Stockholder and between each Subject Partner Company and its employees, in each case shall have been canceled effective prior to or as of the Closing Date.

Section 8.8 Consents and Approvals.

The consents of and filings with Government Authorities and third parties relating to the consummation of the transactions set forth in Section 8.8 to Partner Company Disclosure Schedule shall have been obtained and made.

Section 8.9 Good Standing Certificates.

Partner Company Stockholders shall have delivered to Founder a certificate, dated as of a date no earlier than five days prior to the Closing Date, duly issued by the appropriate Government Authority in each Subject Partner Company’s state of incorporation and, unless waived by Founder, in each state in which a Subject Partner Company is authorized to do business, showing such Subject Partner Company is in good standing and authorized to do business and that all state franchise Tax Returns and Taxes in such jurisdictions for such Subject Partner Company for all periods prior to the Closing have been filed and paid.

Section 8.10 Employment Agreements.

The key employees listed in Section 8.10 of Partner Company Disclosure Schedule (other than Partner Company Stockholders) shall have signed five year employment agreements, satisfactory in form and substance to Founder, incorporating the noncompete and non-solicitation terms set forth in Article XII of this Agreement.

Section 8.11 Closing of IPO.

The sale by Founder of shares of Founder Stock in the IPO (a) shall have closed prior to or substantially contemporaneously with the consummation of the transaction contemplated herein and (b) shall have generated sufficient net proceeds to pay the cash consideration to the stockholders of Combining Partner Companies as described in the Registration Statement.

Section 8.12 Listing on New York Stock Exchange.

The shares of Founder Stock issuable in the IPO and pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 8.13 Commercial Real Estate Leases.

Partner Company Stockholder shall have delivered a fully-executed amended and restated commercial real estate lease with an initial term of 3 years and five 5 year renewal options, substantially in the form attached as Schedule 8.13(a) of Partner Company Disclosure Schedule, incorporating the other essential economic terms and covering each property listed in Schedule 8.13(b) of the Partner Company Disclosure Schedule.

Section 8.14 FIRPTA Certificate.

Each Partner Company Stockholder shall have delivered to Founder a certificate as to its status under Section 1.1445-2(b) of the Treasury Regulations promulgated under the Code.

ARTICLE IX.

TAX AND EMPLOYEE BENEFIT PLAN COVENANTS

Section 9.1 Preparation and Filing of Tax Returns; Distributions Related to Partner Company Stockholders’ Taxes.

(a) Subject to Section 9.1(b), following the Closing, Founder shall cause to be timely filed all Tax Returns required to be filed by a Subject Partner Company after the Effective Time and, subject to the rights to indemnification from Partner Company Stockholders under Article X, pay or cause to be paid all Taxes shown due thereon.

(b) Partner Company Stockholders shall prepare or cause to be prepared IRS Form 1120-S (and any state law equivalents) for the Partner Company for the Pre-Closing Tax Period (the “PC-SP Tax Returns”), and to the extent permitted by applicable law, Partner Company Stockholders shall include any income, gain, loss, deduction or other Tax items for such period on their Tax Returns in a manner consistent with such PC-SP Tax Returns. The PC-SP Tax Returns shall be prepared in a manner consistent with the past practices of the Partner Company, and Partner Company Stockholders shall provide Founder with a draft of each such PC-SP Tax Returns for Founder’s review and comment no later than forty (40) days following the Closing. Upon receipt of such draft PC-SP Tax Returns, Founder shall have ten (10) days to provide written comments regarding such draft PC-SP Tax Returns to the Partner Company Stockholders. Partner Company Stockholders shall consider in good faith any comments provided by Founder. Within five (5) days following receipt of Founder’s written comments as described above, the Partner Company Stockholders shall present to Founder a copy of the final PC-SP Tax Returns, prepared as reflected in such draft PC-SP Tax Returns with adjustments, if any, resulting from Founder’s comments, and the Partner Company shall timely file such final PC-SP Tax Returns with each appropriate Taxing authority.

(c) Fifteen (15) days prior to Closing, Partner Company Stockholders shall cause Partner Company to prepare a draft Schedule K-1 for each Partner Company Stockholder that sets out an estimate of such Partner Company Stockholder’s net Taxable income and credits for Partner Company’s short Taxable period from December 31, 2011 to the Effective Time and shall present such draft Schedule K-1s to Founder along with a schedule setting out the amount of distributions made to each Partner Company Stockholder by the Partner Company during the Partner Company’s short Taxable year ending on the Closing Date for the specific purpose of funding any Tax payments required to be made by such Partner Company Stockholder with respect to his or her allocable share of Partner Company income earned during such Taxable year by the Partner Company. Partner Company shall prepare such draft Schedule K-1s in a manner consistent with Partner Company’s past practices. On the day prior to Closing, Partner Company shall make a dividend distribution to each Partner Company Stockholder in an amount equal to the excess of such Partner Company Stockholder’s Projected K-1 Tax Liability (as defined below) over the sum of (i) all distributions made by the Partner Company to such Partner Company Stockholder during the Partner Company’s short Taxable year ending on the Closing Date, plus (ii) any amount by which the Partner Company Stockholder’s Projected K-1 Tax Liability can be reduced by any credits reported on such Partner Company Stockholder’s draft Schedule K-1. For purposes of this Section 9.1(c), a Partner Company Stockholder’s “Projected K-1 Tax Liability” shall be equal to the product of (x) the estimated net Taxable income shown on such Partner Company Stockholder’s draft Schedule K-1 described above, multiplied by (y) the Effective Tax Rate (as defined below). For purpose of this Section 9.1(c), the “Effective Tax Rate” shall be 40.0%.

(d) To ensure that the sum of the Partner Company Stockholders K-1 Tax Liability True Ups (as defined below) can be taken into account in determining the Adjusted Working Capital (as set out in Section 2.4 above), within five (5) days of Founder’s receipt of the final PC-SP Tax Returns as described in Section 9.1(b), above, Founder shall determine the amount of each Partner Company Stockholder’s K-1 Tax Liability True Up (as defined below) and shall present in writing such determination to Partner Company Stockholder. For purposes of this Section 9.1(d), a Partner Company Stockholder’s “K-1 Tax Liability True Up” shall be the difference between such Partner Company Stockholder’s Actual K-1 Tax Liability (as defined below) and his Projected K-1 Tax Liability. For purposes of this Section 9.1(d), a Partner Company Stockholder’s “Actual K-1 Tax Liability” shall be equal to (A) the product of (x) the net Taxable income shown on the Partner Company Stockholder’s Schedule K-1, as set out in the final PC-SP Tax Returns presented to Founder in Section 9.1(c), above, multiplied by (y) the Effective Tax Rate (as defined in Section 9.1(c) above), less (B) the amount by which the Partner Company Stockholder’s Projected K-1 Tax Liability can be reduced by any Tax credit reported on such Partner Company Stockholder’s Schedule K-1. If a Partner Company Stockholder’s K-1 Tax Liability True Up is a positive number, Founder shall pay such amount to the Partner Company Stockholder. If a Partner Company Stockholder’s K-1 Tax Liability True Up is a negative number, such Partner Company

Stockholder shall pay such amount to Founder. The payments described in the prior two sentences shall be made within five (5) days after Founder has presented the amount of the Partner Company Stockholder’s K-1 Tax Liability True Up to each Partner Company Stockholder. Amounts paid to Founder under this Section 9.1(d) shall increase Adjusted Working Capital under Section 2.4, and any amounts paid by Founder under this Section 9.1(d) shall reduce Adjusted Working Capital under Section 2.4.

(e) In the case of any Tax Return prepared by Founder pursuant to Section 9.1(a) above that relates to a Tax period (or portion thereof, including any Overlap Period) ending on or before or including the Effective Time (each a “Reviewable Return”), the Founder shall prepare such Reviewable Return in a manner consistent with the prior practices of the Partner Company to the extent permitted by applicable Tax Law and shall provide Partner Company Stockholders with a copy of such Reviewable Return (together with supporting information, schedules and workpapers) not later than thirty (30) days prior to filing any such Reviewable Return. Upon receipt of such Reviewable Return, Partner Company Stockholders shall have ten (10) days to provide written instructions as to how Partner Company Stockholders want any, or all, of the items for which Partner Company Stockholders may be liable under this Agreement reflected on such Reviewable Return. Founder shall, in preparing such Reviewable Return, follow the instructions, if any, provided by Partner Company Stockholders unless, in the opinion of the Neutral Accountants, such instructions would result in the Partner Company taking a position on such Reviewable Return that does not satisfy the “substantial authority” requirement as defined in Treasury Regulation section 1.6662-4(d)(2) (or a comparable provision of state or local Law if applicable).

Section 9.2 Transfer Taxes

Partner Company Stockholders shall be jointly and severally liable for and shall pay (and shall indemnify and hold harmless the Founder Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer, real property transfer, stock transfer, gains or similar fees or Taxes or governmental charges as levied by any Governmental Authority including any interest and penalties (“Transfer Taxes”) in connection with the transactions contemplated by this Agreement. Partner Company Stockholders shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. In addition, Partner Company Stockholders acknowledge that they, and not Partner Company or Founder, will pay all Taxes due upon receipt of the consideration payable pursuant to Article II, and will assume all Tax risks associated with the consummation of the Transaction. Founder and the Partner Company agree, upon request by a Partner Company Stockholder, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed with respect to the transactions contemplated hereby.

Section 9.3 Other Tax Covenants

(a) In the case of any Overlap Period, the amount of any Taxes of the Partner Company based upon or measured by net income or gross receipts which related to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Partner Company as of the Effective Time (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Partner Company holds a beneficial interest shall be deemed to terminate at such time). The amount of Taxes other than Taxes of the Partner Company based upon or measured by net income or gross receipts for an Overlap Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Taxable period ending at the Effective Time and the denominator of which is the number of days in such Overlap Period.

(b) Any Tax refund, credit or similar benefit relating to Pre-Closing Tax Period shall be for the benefit and the property of Partner Company Stockholders, except to the extent that such refund, credit or similar benefit was reflected in the calculation of Adjusted Working Capital or otherwise taken into account in determining the final Purchase Price, and if realized after the Effective Time by Founder or the Partner Company (or any of their affiliates), shall be paid over promptly to Partner Company Stockholders within ten (10) days after realization thereof. Any Tax refund, credit or similar benefit relating to any Overlap Period shall be attributed to the Pre-Closing Tax Period and/or the Post-Closing Tax Period based upon the method employed in Section 9.3(a).

(c) Founder, the Partner Company, and Partner Company Stockholders shall cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes of, or attributable to, the Partner Company. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Founder, Partner Company, and Partner Company Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Partner Company relating to any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by or on behalf of the Partner Company or a Partner Company Stockholder, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, the Partner Company or any Partner Company Stockholder, as the case may be, shall allow such other party to take possession of such books and records.

(d) Any Tax-sharing agreements or similar agreements with respect to or involving the Partner Company shall be terminated as of the Closing Date and, after the Closing Date, the Partner Company shall not be bound thereby or have any liability thereunder.

(e) Unless otherwise required by applicable law, (i) neither Founder nor any of its affiliates shall make or change, or permit Partner Company to make or change, any Tax election, amend any Tax Return, take any action or enter into any transaction, in each case after the Effective Time, that results in any increased Tax liability of a Partner Company Stockholder, or that increases the indemnification obligation of a Partner Company Stockholder under this Agreement, and (ii) neither Founder nor any of its affiliates shall cause or permit the Partner Company to file an amended Tax Return with respect to any Pre-Closing Tax Period without obtaining the prior written consent of such Partner Company Stockholder, which consent may be withheld by a Partner Company Stockholder in his or her sole and absolute discretion.

Section 9.4 Preservation of Employee Benefit Plans.

Following the Closing Date, Founder shall not terminate any health insurance, life insurance or 401(k) plan in effect at a Subject Partner Company until such time as Founder is able to replace such plan with a plan that is applicable to Founder and all of its then existing subsidiaries; provided that Founder shall have no obligation to provide replacement plans that have the same terms and provisions as the existing plans; provided, further, that any new health insurance plan shall provide for coverage for preexisting conditions. On the Closing Date, the employees of each Subject Partner Company will continue as employees of such Subject Partner Company (provided that this provision shall not in any way limit the management rights of Founder to assess workforce needs of each Subject Partner Company and make appropriate adjustments as necessary or desirable within its discretion subject to applicable laws and collective bargaining agreements).

ARTICLE X.

SURVIVAL; INDEMNIFICATION

Section 10.1 Survival.

Except as expressly set forth in this Section 10.1, the representations and warranties of the parties hereto contained in this Agreement or any other agreement or certificate delivered at the Closing shall survive only until the close of business on the fifteenth business day following the filing of Founder’s Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, except for the representations and warranties contained in Section 4.25 and Section 5.12 relating to Taxes, which shall survive 90 days beyond the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement or any other agreement or certificate delivered at the Closing shall survive the Closing and shall remain in full force and effect until fully performed. The parties to this Agreement expressly agree that no Subject Partner Company shall have any liability, whether direct or indirect, after the Closing for (a) any breach of a representation and warranty of Partner Company or a Partner Company Stockholder contained in this Agreement or any other document delivered by any of them at the Closing or (b) the failure to observe or perform any covenant or agreement of Partner Company or a Partner Company Stockholder set forth herein or therein.

Section 10.2 Indemnification.

(a) Indemnification by Partner Company Stockholders. Partner Company Stockholders hereby agree, jointly and severally, to indemnify, defend and hold Founder, each Subject Partner Company and their respective affiliates, officers, directors, shareholders, partners, agents, managers, employees, successors and assigns (collectively, “Founder Indemnified Parties”) harmless from any and all Indemnifiable Damages which any such person may suffer or incur after the Closing by reason of:

(i) the breach of any of the representations or warranties made by Partner Company or a Partner Company Stockholder in this Agreement or any of the other agreements or certificates delivered by Partner Company or a Partner Company Stockholder pursuant hereto (disregarding for the purpose of determining Indemnifiable Damages any materiality standards, material adverse effect limitations or minimum monetary exceptions); and

(ii) without limiting Partner Company Stockholder’s obligations under Section 10.2(a)(i) regarding the breach of the representations and warranties made by the Partner Company or a Partner Company Stockholder, including the representations set out in Section 4.25, Partner Company or any of its Subsidiaries not being treated by the Internal Revenue Service as an “S corporation” or a “qualified subschapter S subsidiary”, as the case may be, each as defined in Section 1361 of the Code, and the imposition of any taxes, fines, assessments or other penalties occurring by reason thereof; and

(iii) the breach of any of the covenants or agreements made by Partner Company or a Partner Company Stockholder in this Agreement or any of the other agreements or certificates delivered by Partner Company or a Partner Company Stockholder pursuant hereto.

(b) Indemnification by Founder. Founder hereby agrees to indemnify and hold each Partner Company Stockholder and his/her heirs, successors and assigns (collectively, “Partner Company Stockholder Indemnified Parties”), harmless from any and all Indemnifiable Damages which any such person may suffer or incur after the Closing by reason of:

(i) the breach of any of the representations and warranties made by Founder in this Agreement or any of the other agreements or certificates delivered by Founder pursuant hereto (disregarding for this purpose any materiality standards, material adverse effect limitations or minimum monetary exceptions); and

(ii) the breach of any of the covenants or agreements made by Founder in this Agreement or any of the other agreements or certificates delivered by Founder pursuant hereto.

(c) Third-Party Claims. If any claim or demand is asserted against an indemnified party by a third party with respect to any matter under the indemnities set forth in Section 10.2(a) or Section 10.2(b) (a “Third Party Claim”), the indemnified party shall promptly give written notice and details thereof (the “Claim Notice”), including copies of all pleadings and the pertinent documents, to the indemnifying party, as the case may be (“Indemnitor”); provided, however that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article X except to the extent that the Indemnitor is materially prejudiced by such failure.

(i) To the extent that any Third Party Claim is for money damages, then the Indemnitor shall have the right, exercisable upon written notice given within 20 days after receipt of the Claim Notice, to conduct and control, through counsel of its choosing, reasonably satisfactory to the indemnified party, the defense, compromise or settlement of any such Third Party Claim as to which indemnification will be sought by any indemnified party from any Indemnitor hereunder, and in any such case the indemnified party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith at the Indemnitor’s expense; provided, that the indemnified party shall have the right to participate in such defense with separate counsel at its own expense; provided further that the Indemnitor shall pay the fees and disbursements of such separate counsel if the defendants in such Third Party Claim include both the Indemnitor and an indemnified party and such indemnified party shall have reasonably concluded upon the advice of counsel, that there exists one or more good faith defenses that may be available to such indemnified party that are in conflict with those available to the Indemnitor or that the Indemnitor and such indemnified party have actual material conflicting interests with respect to such Third Party Claim. Notwithstanding the foregoing, in no event shall the Indemnitors be liable for fees and expenses of more than one counsel separate from their own for all indemnified parties in connection with any one action or separate but similar actions arising out of the same general allegations or circumstances. The Indemnitor shall not compromise or settle any Third Party Claim without the written consent of the indemnified party (which consent shall not be unreasonably withheld).

(ii) If the Indemnitor does not assume control of the defense of a Third Party Claim pursuant to clause (i) above, then the indemnified party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default judgment prior to the assumption of the defense of any Third Party Claim by the Indemnitor and any expenses incurred by so acting shall be paid by the Indemnitor; provided that such Third Party Claim is a proper claim for indemnification hereunder.

(d) Payment. Payment of Third Party Claims shall be made in accordance with Section 10.2(f). With respect to all claims other than Third Party Claims, the

Indemnitor shall promptly pay or reimburse the indemnified party in respect of any claim or liability for Indemnifiable Damages to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). In the event the Indemnitor fails or refuses to make payment for such claims within a period of 20 days from the date of notice to the Indemnitor, the indemnified party shall be entitled to exercise all legal remedies available to it under this Agreement.

(e) Access and Information. With respect to any claim for indemnification hereunder, the indemnified party will give to the Indemnitor and its counsel, accountants and other representatives full and free reasonable access, during normal business hours and upon the giving of reasonable prior notice, to its books and records relating to such claims, and to its employees, accountants, counsel and other representatives to the extent reasonably necessary in connection with defending such claims, all without charge to the Indemnitor, except for reimbursement of reasonable out-of-pocket expenses. If a claim for indemnification is made hereunder, the indemnified party agrees to maintain any of its books and records then in its possession which may relate to such claim for such period of time as may be necessary to enable the Indemnitor to resolve such claim.

(f) Monetary Limitations on Indemnification.

(i) The Partner Company Stockholder shall not be obligated hereunder to indemnify any Founder Indemnified Parties with respect to any Indemnifiable Damages as to which such persons are otherwise entitled to indemnification under this Agreement based on a breach of a representation or warranty unless and until the aggregate amount of Indemnifiable Damages exceeds an amount equal to the Basket Amount.

(ii) Notwithstanding anything in this Agreement to the contrary, (x) the maximum aggregate obligation of each Partner Company Stockholder pursuant to Section 10.2(a)(i) shall not exceed an amount equal to thirty percent (30%) of the Agreed Value received by such Partner Company Stockholder at the Closing; provided that such limitations shall not apply to the representations and warranties set forth in Section 4.25.

(iii) The liability of either a Partner Company Stockholder or Founder under this Section 10.2: (x) be offset dollar for dollar by any recovery actually made by Founder Indemnified Parties or Partner Company Stockholder Indemnified Parties, as the case may be, from any unaffiliated third party (including insurers) on account of the item of Indemnifiable Damages involved (and no right of subrogation shall accrue to any such third party); and (y) be net of any Tax benefit inuring to the indemnified party therefrom and realized in the Taxable year in which the Indemnifiable Damages were incurred. The parties hereto agree to pursue diligently and in good faith any recovery from any such third party with respect to any item of Indemnifiable Damages involved, but payments for Indemnifiable Damages shall not be postponed pending any such receipts or recoveries. Any such receipts or recoveries received by an indemnified party after a payment for Indemnifiable Damages shall be promptly paid over to the Indemnitor in an amount not to exceed the amount paid by the Indemnitor to the indemnified party with respect to such item of Indemnifiable Damages.

(iv) In lieu of paying all or any portion of any amounts owed by a Partner Company Stockholder to Founder in connection with the indemnification obligations set forth in Section 10.2(a)(i), a Partner Company Stockholder may elect to transfer to Founder, and Founder shall accept the transfer of, shares of Founder Stock. In the event of such election, the amount of a Partner Company Stockholder’s liability to Founder shall be reduced by an amount equal to (x) the number of shares of Founder Stock transferred by such Partner Company Stockholder to Founder multiplied by (y) the market value of such shares of Founder Stock at the effective time of such transfer.

(g) Other Limitations on Indemnification. IN NO EVENT SHALL PARTNER COMPANY STOCKHOLDERS BE LIABLE TO THE FOUNDER INDEMNIFIED PARTIES FOR PUNITIVE DAMAGES AND IN NO EVENT SHALL FOUNDER BE LIABLE TO PARTNER COMPANY STOCKHOLDERS INDEMNIFIED PARTIES FOR PUNITIVE DAMAGES, PROVIDED, THAT THESE LIMITATIONS SHALL NOT APPLY TO PUNITIVE DAMAGES PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM.

Section 10.3 Arbitration.

All controversies and claims arising out of or relating to this Agreement or the breach hereof shall be settled exclusively by arbitration under the auspices of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”) in accordance with JAMS commercial rules of arbitration, incorporated herein by reference, by a single neutral arbitrator to be chosen in accordance with the procedures of JAMS. The arbitration proceeding shall be conducted in Houston, Texas. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce and the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (1999). The arbitrator, who shall be mutually agreeable to the parties to this Agreement that are parties to the arbitration (each a “Joined Party”), shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. However, a party to this Agreement may, without inconsistency with this arbitration provision, apply to any court having jurisdiction and seek an order (a) compelling arbitration as to the other parties if such other parties refuse to comply with the terms of this Agreement, (b) requiring witnesses to obey subpoenas, (c) preserving the status quo or evidence in anticipation of arbitration, in each case prior to the appointment of the arbitrator, or (d) securing a temporary restraining order or preliminary injunction pursuant to Section 12.1 or Section 13.1 of this Agreement. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may be required by applicable law or regulation, including applicable securities laws or regulations of an established national securities exchange on which securities of either Founder or its successors or assigns are traded, neither a party to this Agreement nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder to any other third party other than its attorneys and auditors without the prior written consent of Founder, Partner Company (prior to the consummation of the Transaction) and all other Joined Parties.

Section 10.4 Exclusive Remedy.

(a) Exclusivity. Each of the parties to this Agreement hereby acknowledges and agrees that following the Closing its sole and exclusive remedy with respect to any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article X, provided that a party may exercise any and all remedies it may have at law or in equity in the event of a breach by another party of its payment obligations established pursuant to Section 10.2 or Section 10.3 or in the event of fraud.

(b) Specific Performance. Notwithstanding the foregoing subsection (a), nothing contained in this Section 10.4 shall prevent one party hereto from seeking and obtaining specific performance by another party hereto of any of its obligations under this Agreement as provided in Section 17.12 or from seeking and obtaining injunctive relief against the other party’s activities in breach of this Agreement.

Section 10.5 Adjustment to Purchase Price.

Any payment by Founder under this Article X, to the extent such payment can be properly so characterized under applicable Tax law, shall be treated by the parties as an adjustment to the consideration paid for the Partner Company Stock.

Section 10.6 Continuing Indemnification of Directors and Others.

From and until the sixth anniversary of the Closing Date, Founder shall cause each Subject Partner Company to honor both the indemnity agreements to which it is party as listed in Section 10.6 of Partner Company Disclosure Schedule and the provisions in its Charter Documents and Bylaws, in the forms delivered to Founder pursuant to this Agreement at the Closing (the “E&I Provisions”), relating to the exculpation or indemnification of officers, directors, employees or agents who held any such position on or prior to the Closing Date (collectively, the “E&I Indemnitees”), it being the intent of the parties that the E&I Indemnitees who held any such position on or prior to the Closing Date shall continue to be entitled to the benefit of the E&I Provisions with respect to all periods through the Closing Date to the fullest extent permitted by applicable law.

Section 10.7 No Release.

Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Subject Partner Company or any of its E&I Indemnitees, it being understood and agreed that the indemnification provided for in Section 10.6 is not prior to or in substitution for any such claims under such policies.

ARTICLE XI.

TERMINATION

Section 11.1 Termination.

This Agreement may be terminated at any time prior to Closing by:

(a) the mutual consent of Founder and Partner Company Stockholders;

(b) either Founder or Partner Company Stockholders if the Closing has not occurred by the close of business on November 30, 2012, so long as the failure to close on or before such date did not result solely from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for in this Agreement;

(c) Founder within ten (10) days of its receipt of a Disclosure Schedule Amendment Notice from Partner Company or a Partner Company Stockholder that constitutes or reflects an event or occurrence that, either alone or together with all prior events or occurrences set forth in a Disclosure Schedule Amendment Notice, (i) constitutes a Partner Company Material Adverse Effect or (ii) if the Partner Company Disclosure Schedule were not amended in accordance therewith, would cause the failure of a condition to Closing.

(d) Partner Company Stockholders within ten (10) days of their receipt of a Disclosure Schedule Amendment Notice from Founder that constitutes or reflects an event or occurrence that, either alone or together with all prior events or occurrences set forth in a Disclosure Schedule Amendment Notice, (i) constitutes a Founder Material Adverse Effect or (ii) if the Founder Disclosure Schedule were not amended in accordance therewith, would cause the failure of a condition to Closing.

(e) by Partner Company Stockholders, if they are not then in material breach of a representation, warranty, covenant or agreement contained in this Agreement, provided Founder is in material breach of a representation, warranty, covenant or agreement contained in this Agreement and has failed to cure such breach within 30 days after receipt of notice from Partner Company Stockholders requesting such breach be cured;

(f) by Partner Company Stockholders, if any event occurs or condition exists which renders satisfaction of any of the conditions set forth in Article VII impossible (other than through the failure of Partner Company or a Partner Company Stockholder to comply with his/her obligations under this Agreement);

(g) by Founder, if it is not then in material breach of a representation, warranty, covenant or agreement contained in this Agreement, provided either Partner Company or a Partner Company Stockholder is in material breach of a representation, warranty, covenant or agreement contained in this Agreement and has failed to cure such breach within 30 days after receipt of notice from Founder requesting such breach to be cured; or

(h) by Founder, if any event occurs or condition exists which renders satisfaction of any of the conditions set forth in Article VIII impossible (other than through the failure of Founder to comply with its obligations under this Agreement).

Section 11.2 Procedure and Effect of Termination.

In the event of termination of this Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the Transaction shall be abandoned without further action by the parties hereto, except that the provisions of this Section 11.2 and Sections 13.1, 13.2 and 17.7 shall survive the termination of this Agreement and except that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement.

Section 11.3 Wrongful Termination.

Notwithstanding anything to the contrary in this Agreement, if a party wrongfully terminates this Agreement, that party shall be liable for any Indemnifiable Damages caused thereby.

ARTICLE XII.

NONCOMPETITION

Section 12.1 Prohibited Activities.

No Partner Company Stockholder will, for a period of twenty-four (24) months following the Closing Date, for any reason whatsoever, directly or indirectly, for itself, or on behalf of or in conjunction with any other person:

(a) work for, solicit, or accept business, in each case in a manner competitive with the Business, from customers of Founder or any Combining Partner Company with whom such Partner Company Stockholder had personal contact at any time within the twenty-four (24) months immediately preceding the Closing Date; or

(b) induce or attempt to induce, or to cause any person or other entity to induce, any person who is an employee of, or consultant to, Founder or any Combining Partner Company to leave the employ or service of Founder or such Combining Partner Company during the twenty-four (24) month period commencing on the Closing Date.

Each Partner Company Stockholder understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business of Founder and the Combining Partner Companies, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions. Each Partner Company Stockholder further understands that (i) Founder would not consummate the transactions contemplated by this Agreement but for the covenants contained in this Article XII, and (ii) the provisions of this Article XII are reasonable and necessary to preserve the Business and goodwill of Founder and the Combining Partner Companies.

Section 12.2 Damages.

Because of the difficulty of measuring economic losses to Founder as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Founder for which it would have no other adequate remedy, each Partner Company Stockholder agrees that the foregoing covenant may be enforced by Founder in the event of breach by such Partner Company Stockholder, by injunction and restraining order, without the necessity of posting a bond. In the event of a breach of this Article XII by a Partner Company Stockholder, such Partner Company Stockholder shall be obligated to pay all costs and expenses of Founder in enforcing its rights hereunder, including reasonable attorney’s fees and associated costs.

Section 12.3 Reasonable Restraint.

It is agreed by the parties hereto that the foregoing covenants in this Article XII impose a reasonable restraint on each Partner Company Stockholder in light of the activities and business of Founder and the Combining Partner Companies on the date of the execution of this Agreement and the reasonably foreseeable plans of Founder, and the twenty-four (24) month period set forth above is agreed by the parties hereto to be the minimum reasonable period of time to protect Founder from appropriation of customer goodwill

Section 12.4 Severability, Reformation.

The covenants in this Article XII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any arbitration or judicial proceeding shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent the arbitrator or court deems reasonable, and the Agreement shall thereupon be automatically reformed.

Section 12.5 Independent Covenant.

All of the covenants in this Article XII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Partner Company Stockholder against Founder or one of the Combining Partner Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Founder of such covenants. It is specifically agreed that the twenty-four (24) month period stated at the beginning of this Article XII, during which the agreements and covenants of any Partner Company Stockholder made in this Article XII shall be effective, shall be computed by excluding from such computation any time during which any Partner Company Stockholder is in violation of any provision of this Article XII. The covenants contained in Article XII shall not be affected by any breach of any other provision hereof by any party hereto and shall become nugatory if the Transaction is not consummated.

ARTICLE XIII.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 13.1 Partner Company Stockholders.

Each Partner Company Stockholder recognizes and acknowledges that he/she had in the past, currently has, and in the future may have, access to certain confidential information of each Subject Partner Company and/or Founder (including Initial Founder and the other Combining Partner Companies) including operational policies, Proprietary Assets and pricing and cost policies that are valuable, special and unique assets of each Subject Partner Company and/or Founder (including the other Combining Partner Companies). Each Partner Company Stockholder agrees that he/she will not disclose such confidential information to any person for any purpose or reason whatsoever, except (a) to authorized representatives of Founder; (b) following the Closing, such information may be disclosed by Partner Company Stockholder as is required in the course of performing his/her duties for Founder (including the other Combining Partner Companies); and (c) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 13.1, unless (i) such information becomes known to the public generally through no fault of such Partner Company Stockholder, (ii) disclosure is required by law or the order of any Government Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (ii), such Partner Company Stockholder shall give prior written notice thereof to Founder and provide Founder with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by such Partner Company Stockholder of the provisions of this Section 13.1, Founder shall be entitled to an injunction restraining such Partner Company Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Founder from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the Transaction is not consummated, the abovementioned restrictions on a Partner Company Stockholder’s ability to disseminate confidential information with respect to any Subject Partner Company (but not Founder or the other Combining Partner Companies) shall become nugatory. Upon termination of this Agreement, each Partner Company Stockholder shall promptly return to Founder all copies, whether in written, electronic or other form of media, of such confidential information, or destroy all such copies and certify in writing to Founder that such confidential information has been destroyed.

Section 13.2 Founder.

Founder recognizes and acknowledges that it has in the past and currently has access to certain confidential information of each Subject Partner Company, including operational policies, Proprietary Assets and pricing and cost policies that are valuable, special and unique assets of each Subject Partner Company. Founder agrees that, prior to the Closing, or if the Transaction is not consummated, it will not disclose such confidential information to any person except (a) to authorized representatives of each Subject Partner Company; and (b) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 13.2, unless (i) such information becomes known to the public generally through no fault of Founder, (ii) disclosure is necessary in the Registration Statement,

(iii) disclosure is required by law or the order of any Government Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (iii), Founder shall, if possible, give prior written notice thereof to Partner Company and provide Partner Company with the opportunity to contest such disclosure, or (iv) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Founder of the provisions of this Section 13.2, Partner Company shall be entitled to an injunction restraining Founder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Partner Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Upon termination of this Agreement, Founder shall promptly return to Partner Company Stockholders all copies, whether in written, electronic or other form of media, of such confidential information, or destroy all such copies and certify in writing to Partner Company Stockholders that such confidential information has been destroyed.

Section 13.3 Damages.

Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 13.1 and Section 13.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunction and restraining order, without the necessity of posting a bond.

Section 13.4 Survival.

The obligations of the parties under this Article XIII shall survive the termination of this Agreement for a period of three years from the Closing Date.

ARTICLE XIV.

TRANSFER RESTRICTIONS

Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Article XIV (or trusts for the benefit of any Partner Company Stockholder or immediate family members, the trustees of which so agree), for a period of one year from the Closing, except pursuant to Article XIV, no Partner Company Stockholder shall sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Founder Stock received by such Partner Company Stockholder upon consummation of the Transaction. Founder Stock delivered to each Partner Company Stockholder pursuant to Article II of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Founder may deem necessary or appropriate:

Section 14.1 Text of Legend.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE,

DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO FIRST ANNIVERSARY OF CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

ARTICLE XV.

INVESTMENT REPRESENTATIONS

Each Partner Company Stockholder acknowledges that the shares of Founder Stock and other securities, if any, to be delivered to it pursuant to this Agreement (collectively, the “Restricted Securities”) have not been and will not be registered under the 1933 Act or any state securities law and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities law. Each Partner Company Stockholder represents that all of the Restricted Securities are being acquired by such Partner Company Stockholder solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such securities in connection with a distribution.

Section 15.1 Compliance With Law.

Each Partner Company Stockholder represents, warrants, covenants and agrees that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the following legend in addition to the legend required under Section 14.1:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

Section 15.2 Economic Risk, Sophistication.

Each Partner Company Stockholder represents and warrants that (a) it is an accredited investor or has qualified as a sophisticated investor through a purchaser representative, each as defined in Rule 501 of Regulation D promulgated by the SEC pursuant to the 1933 Act and (b) it is able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and has, either directly or through a purchaser representative, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in Founder. Each Partner Company Stockholder acknowledges that he/she has had an adequate opportunity to ask questions and receive answers from the officers of Founder concerning any and all matters relating to the transactions described herein including the background and experience of the currently proposed officers and directors of Founder, the plans for the operations of the business of Founder and the Combining Partner Companies and any plans for additional acquisitions and the like. Each Partner Company Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such Partner Company Stockholder’s satisfaction.

ARTICLE XVI.

REGISTRATION RIGHTS

Section 16.1 PiggyBack Registration Rights.

At any time after the twelfth monthly anniversary of the Closing Date, whenever Founder proposes to register any Founder Stock for its own or the account of others under the 1933 Act for a public offering, other than (a) any shelf registration statement, (b) any registration of shares to be used as consideration for acquisitions of additional businesses by Founder and (c) any registrations relating to employee benefit plans, Founder shall give Partner Company Stockholders prompt written notice of its intent to do so. Upon the written request of any Partner Company Stockholder given within five business days after receipt of such notice, Founder shall cause to be included in such registration all Registerable Securities (including any shares of Founder Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which any such Partner Company Stockholder requests; provided, however, if Founder is advised in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 16.1 that the number of shares to be sold by persons other than Founder is greater than the number of such shares which can be offered without adversely affecting the offering, Founder may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares held by each such person) to a number deemed satisfactory by such managing underwriter.

Section 16.2 Demand Registration Rights.

(a) At any time after the twelfth monthly anniversary of the Closing Date, the holders (“Combining Partner Company Stockholders”) of a majority of the shares of Founder Stock (a) representing Registerable Securities owned by Partner Company Stockholders or their permitted transferees pursuant to the first sentence of Article XIV and (b) acquired by other stockholders of Founder on or prior to the closing of the IPO in connection with the acquisition of their companies by Founder pursuant to an agreement similar to this Agreement, which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144 (or any similar or successor provision) promulgated under the 1933 Act without regard to manner of sale or volume limitations may request in writing that Founder file a registration statement under the 1933 Act covering the registration of the shares of Founder Stock issued to and held by the Combining Partner Company Stockholders or such permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Founder Stock) (a “Majority Demand Registration”). Within ten days of the receipt of such request, Founder shall give written notice of such request to all other Combining Partner Company Stockholders having such registration rights and shall, as soon as practicable but in no event later than 45 days after notice from the Combining Partner Company Stockholders requesting such registration, file a registration statement covering all such shares and thereafter use commercially reasonable efforts to cause such registration statement to become effective. Founder shall be obligated to effect only one Majority Demand Registration for all Combining Partner Company Stockholders and will use commercially reasonable efforts to keep such Majority Demand Registration current and effective for 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder). Notwithstanding anything to the contrary in this Section 16.2(a), following such a demand, a majority of the disinterested directors of Founder (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30-day period in their sole discretion.

(b) At any time after the twelfth monthly anniversary of the Closing Date, the holders of a majority of the shares of Founder Stock included in the Purchase Price (the “Purchase Price Stockholders”), which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144 (or any similar or successor provision) promulgated under the 1933 Act without regard to manner of sale or volume limitations may request in writing that Founder file a registration statement under the 1933 Act covering the registration of a portion of such shares (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Founder Stock) representing more than 50% of the number of shares of Founder Stock included in the Purchase Price (a “Purchase Price Stockholder Demand Registration”). Within ten days of the receipt of such request, Founder shall, as soon as practicable but in no event later than 45 days after notice from the Purchase Price Stockholders requesting such registration, file a registration statement covering such shares and thereafter use commercially reasonable efforts to cause such registration statement to become effective. Founder shall be obligated to effect only one Purchase Price Stockholder Demand Registration and will use commercially reasonable efforts to keep such Purchase Price Stockholder Demand Registration current and effective for 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder). Notwithstanding anything to the contrary in this Section 16.2(b), following such a demand, a majority of the disinterested directors of Founder (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30-day period in their sole discretion.

(c) If at the time of any request for a Majority Demand Registration or Partner Company Stockholder Demand Registration (each a “Section 16.2 Registration”), Founder has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of Founder Stock shall be initiated under this Section 16.2 until 90 days after the effective date of such registration statement unless Founder is no longer proceeding diligently to secure the effectiveness of such registration statement; provided that Founder shall provide Partner Company Stockholders the right to participate in such public offering pursuant to, and subject to, Section 16.1.

Section 16.3 Registration Procedures.

Founder will pay all registration, filing, qualification, printing and accounting fees, the fees and expenses of Founder’s legal counsel and the fees and expenses of one law firm to represent the Combining Partner Company Stockholders or Purchase Price Stockholders (each being a “Participating Stockholder”) participating in any registration under this Article XVI, and the Participating Stockholders shall pay all other costs and expenses they incur in connection therewith, including the fees and expenses of other law firms and all underwriting discounts and commissions attributable to their shares included in the registration statement. In connection with registrations under Section 16.1 and Section 16.2, Founder will, as expeditiously as practicable:

(a) Prepare and file with the SEC a registration statement with respect to such Registerable Securities and use commercially reasonable efforts to cause such registration statement to become effective; provided that Founder may discontinue any registration of its securities that is being effected pursuant to Section 16.1 and Section 16.2 at any time prior to the effective date of the registration statement relating thereto if a majority of the disinterested directors of Founder determine in good faith that such registration would be materially detrimental to Founder or its stockholders or would prematurely disclose information that would not be in the best interest of Founder if disclosed at such time. If Founder discontinues any registration pursuant to this Section 16.3(a), such discontinued registration statement shall not be counted as the one Section 16.2 Registration referred to in Section 16.2(a) or Section 16.2(b).

(b) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the Participating Stockholders holding a majority of the Registerable Securities covered thereby not exceeding 90 days (or such shorter period as is required to complete the distribution and sale of the shares registered thereunder as provided in such registration statement) and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus relating to the sale of Registerable Securities, or any amendments or supplements thereto, Founder will furnish to one counsel selected to represent all holders of Registerable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Founder will give reasonable consideration in good faith to any comments of such counsel received promptly.

(c) Furnish to each holder of Registerable Securities covered by the registration statement and to each underwriter, if any, of such Registerable Securities, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such person may reasonably request, in order to facilitate the public sale or other disposition of the Registerable Securities.

(d) Use commercially reasonable efforts to register or qualify the Registerable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registerable Securities owned by such seller, in such jurisdictions, except that Founder shall not for any such purpose be required (i) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 16.3(d), it is not then so qualified, (ii) to subject itself to Taxation or to any ongoing reporting or disclosure obligations in any such jurisdiction, or (iii) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

(e) Immediately notify each seller of Registerable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 16.3(b), if Founder becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemented prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Securities, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(f) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Founder), an earnings statement of Founder which will satisfy the provisions of Section 11(a) of the 1933 Act.

(g) Use commercially reasonable efforts to list such Registerable Securities on each national securities exchange on which the shares of Founder Stock are listed for trading.

(h) In the event the offering is an underwritten offering, use commercially reasonable efforts to obtain a “cold comfort” letter from the independent auditors for Founder in customary form and covering such matters of the type customarily covered by such letters and to obtain for delivery to the underwriter an opinion or opinions from counsel for Founder in customary form and scope reasonably satisfactory to such underwriter and its counsel.

(i) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the Participating Stockholders holding a majority of the shares of Registerable Securities covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Registerable Securities.

(j) Make available for inspection by the seller of such Registerable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Founder, and cause all of Founder’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

Section 16.4 Other Registration Matters.

(a) Each Participating Stockholder holding shares of Registerable Securities covered by a Registration Statement referred to in this Article XVI will, upon receipt of any notice from Founder of the happening of any event of the kind described in Section 16.3(e), forthwith discontinue disposition of the Registerable Securities pursuant to the registration statement covering such Registerable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 16.3(e).

(b) If a registration pursuant to Section 16.1 or Section 16.2 involves an underwritten offering, each Participating Stockholder agrees, if its shares of Registerable Securities are included in such registration, not to effect any sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities (other than as part of such underwritten offering), or to engage in other transactions customarily prohibited by underwriters in lock-up agreements, without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration. Similarly, each Participating Stockholder agrees not to effect any sale or distribution, including any sale pursuant to the registration rights provided in Section 16.1, of any Registerable Securities, or of any security convertible into or exchangeable or exercisable for any Registerable Securities (other than as part of such underwritten offering), or to engage in other transactions customarily prohibited by underwriters in lock-up agreements, without the consent of the managing underwriter of the IPO during a period commencing on the effective date of the Registration Statement under the 1933 Act and ending 365 calendar days (or such lesser number as such managing underwriter shall designate) after such effective date.

Section 16.5 Indemnification.

(a) In the event of any registration of any securities of Founder under the 1933 Act pursuant to Section 16.1 or Section 16.2, Founder will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registerable Securities covered by such registration statement, each affiliate of such seller and, if such seller is a portfolio or investment fund, its investment advisors, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

(i) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, other than any untrue statement or alleged untrue statement or omission or alleged omission made in reliance on and in conformity with written information furnished to Founder by or on behalf of a Participating Stockholder or underwriter for use in the preparation of such registration statement, preliminary, final or summary prospectus (or any amendment or supplement thereto);

(ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any Government Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Founder; and

(iii) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any Government Authority, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under subsection (i) or (ii) above.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling person and shall survive the transfer of such securities by such seller.

(b) Founder may require, as a condition to including any Registerable Securities in any registration statement filed in accordance with Section 16.1 or Section 16.2, that Founder and its directors, officers and controlling persons shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registerable Securities and any underwriter, to indemnify and hold them harmless (in the same manner and to the same extent as set forth in Section 16.5(a)) with respect to any misstatement or alleged misstatement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Founder by or on behalf of such seller or underwriter for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Founder or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. In that event, the obligations of Founder and such sellers pursuant to this Section 16.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section 16.5, Founder shall be liable for the full amount of such claim, and each such seller’s liability under this Section 16.5 shall be limited to an amount equal to the net proceeds (after deducting underwriting discounts and expenses) received by such seller from the sale of Registerable Securities held by such seller pursuant to this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 16.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 16.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Registerable Securities included in the offering or more than one firm of counsel for the underwriters or more than one firm of counsel to Founder, as the case may be, in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnified party’s counsel, representation of both the indemnified party and the indemnifying party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 16.5(c), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each party shall, and shall cause its legal counsel to, provide reasonable cooperation to each other party and its legal counsel in connection with its assuming the defense of any claim, including furnishing of each other party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 16.5(c), then such party shall, subject to the provisions of this Section 16.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

(d) Founder and each seller of Registerable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

Section 16.6 Contribution.

In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 16.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Founder, any seller of Registerable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registerable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Founder and each person selling securities agree with each other that no seller of Registerable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 16.5(b) were available. Founder and each such seller agree with each other and the underwriters of the Registerable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters’ portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registerable Securities. For purposes of this Section 16.6, each person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Founder who signed the registration statement, and each person, if any, who controls Founder or a seller of Registerable Securities within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Founder or a seller of Registerable Securities, as the case may be.

Section 16.7 Availability of Rule 144.

Founder shall not be obligated to register, pursuant to Section 16.1 or Section 16.2, shares of Registerable Securities held by any Participating Stockholder at any time when the resale provisions of Rule 144 (or any similar or successor provision) promulgated under the 1933 Act permit resales by such Participating Stockholder without regard to manner of sale or volume limitations.

ARTICLE XVII.

GENERAL

Section 17.1 Cooperation.

Partner Company, each Partner Company Stockholder and Founder shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as the any of the others may reasonably request for the purpose of carrying out this Agreement.

Section 17.2 Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.

Section 17.3 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES) AS TO ALL MATTERS INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

Section 17.4 No Third Party Beneficiaries.

Nothing in this Agreement or any ancillary documents, whether expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto, Founder Indemnified Parties, Partner Company Stockholder Indemnified Parties, the E&I Indemnitees and each Partner Company Stockholder with respect to their registration rights under Article XVI, any rights, remedies or other benefits under or by reason of this Agreement.

Section 17.5 Entire Agreement.

This Agreement (including the annexes thereto), Partner Company Disclosure Schedule and Founder Disclosure Schedule contain the entire agreement among the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations and warranties among the parties other than those set forth or referred to herein. Each of the parties further represents and warrants that, in executing and delivering this Agreement, it has not relied on any statement or representation made by any legal counsel or investment advisor to or other agent of another party to this Agreement.

Section 17.6 Brokers and Agents.

Except as disclosed in Section 17.6 of either Partner Company Disclosure Schedule or Founder Disclosure Schedule, each party represents and warrants that it employed no broker or agent in connection with the Transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

Section 17.7 Expenses.

Whether or not the Transaction shall be consummated, each of Founder and Partner Company will pay the fees, expenses and disbursements incurred by it and by its respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Founder and Partner Company under this Agreement. As provided in Section 6.1(c), Partner Company will pay the fees and expenses of KPMG LLP in auditing the consolidated financial statements of the Subject Partner Companies for inclusion in the Registration Statement, but Founder shall reimburse Partner Company for such fees and expenses at the Closing through the Adjusted Working Capital provision. Except as otherwise provided in this Agreement, each Partner Company Stockholder agrees that he/she, and not any Subject Partner Company, shall pay all Transfer Taxes imposed in connection with the Transaction, the fees and expenses of Partner Company Stockholders’ legal counsel and all other costs and expenses incurred by Partner Company Stockholders in their performance and compliance with all conditions to be performed by them under this Agreement.

Section 17.8 Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telefax or other electronic transmission service to the appropriate address or number as set forth below.

Notices to Founder shall be addressed to it:

Taylor & Martin Group, Inc.
12 Greenway Plaza, Suite 1100
Houston, Texas 77046
Attention:	Rod K. Cutsinger
Telephone:	713-494-9484

with a copy to:

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002-2770
Attention:	Edgar J. Marston III
Telephone:	713-221-1315
Facsimile:	713-221-1188

or at such other address and to the attention of such other person as Founder may designate by written notice to Partner Company (prior to the consummation of the Transaction) and Partner Company Stockholders.

Notices to Partner Company (prior to the consummation of the Transaction) shall be addressed to it:

Taylor & Martin, Inc.
1865 North Airport Road
P.O. Box 349
Fremont, Nebraska 68025
Attention:	Mark E. Fort
Telephone:	800-654-8280
Facsimile:	402-721-7740

with a copy to:

Lieben, Whitted, Houghton, Slowiaczek and Cavanagh, P.C., L.L.O.
100 Scoular Building
2027 Dodge Street
Omaha, Nebraska 68102
Attention:	T. Geoffrey Lieben
Telephone:	402-344-4000
Facsimile:	402-930-1099

or

at such other address and to the attention of such other person as Partner Company may designate by written notice to Founder and Partner Company Stockholders.

Notices to Partner Company Stockholders shall be addressed to them:

Bradley T. Anderson	2437 East 2nd, Fremont, NE 68025
James Conrad	2406 Parkview, Fremont, NE 68025
Mark E. Fort	23514 P Street, Elkhorn, NE 68022
Pamela J. Foy	2829 Bristolwood Drive, Fremont, NE 68025
Timothy J. Moore	1033 Skyline Drive, Fremont, NE 68025
Paul C. Wachter	2035 Teakwood, Fremont, NE 68025
J. Jessup Wilson	1228 North Nye Avenue, Fremont, NE 68025
Michael E. Winterfield	5202 Venture Drive, Fremont, NE 68025

or to such other address and to the attention of such other person as Partner Company Stockholders may designate by written notice to Founder and Partner Company (prior to consummation of the Transaction).

Section 17.9 Limitations on Assignments; Successors and Assigns.

No party to this Agreement may assign its rights or delegate its obligations under this Agreement prior to the Closing without the express prior written consent of the other parties to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 17.10 Headings; Interpretation.

The section and article headings contained in this Agreement are inserted for convenience and reference only and will not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and (d) the use of the masculine, feminine or neuter gender shall be deemed to include all three genders. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Annexes, Partner Company Disclosure Schedule and Founder Disclosure Schedule mean the Articles and Sections of, the Annexes to, and Partner Company Disclosure Schedule and the Founder Disclosure Schedule delivered pursuant to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Each of the Annexes, Partner Company Disclosure Schedule and the Founder Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if it were set forth verbatim herein at this juncture. All terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 17.11 Amendments and Waivers.

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 17.12 Specific Performance.

The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any arbitrator or court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 17.13 Severability of Provisions.

If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party to this Agreement. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as practicable in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent practicable.

Section 17.14 Consent to Jurisdiction.

THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF HOUSTON, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREE THAT, EXCEPT WITH RESPECT TO THE MATTERS REFERENCED HEREIN WHERE DISPUTES SHALL BE RESOLVED BY NON-JUDICIAL PROCEEDINGS, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A COURT.

Section 17.15 Joint Preparation.

Founder, Partner Company and Partner Company Stockholders have jointly prepared this Agreement.

Section 17.16 Time.

Time is of the essence in the performance of this Agreement.

Section 17.17 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY PARTY HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION.

Section 17.18 Contemporaneous Effectiveness.

All acts and deliveries contemplated herein to be made at the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of such acts or deliveries has occurred.

Section 17.19 Exercise of Rights and Remedies.

Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 17.20 Publicity.

Each Partner Company Stockholder agrees that, from the date hereof through the Closing, such Partner Company Stockholder will not, and will not permit the Partner Company to, make a public release or statement concerning the Transaction without the prior consent of Founder.

Section 17.21 Remedies Cumulative.

No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TAYLOR & MARTIN GROUP, INC.

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chief Executive Officer

TAYLOR & MARTIN ENTERPRISES, INC.

By:	/s/ Mark E. Fort
Name:	Mark E. Fort
Title:	Authorized Officer

Acknowledgment and Confirmation by Initial Founder

While Initial Founder was identified as “Founder” in the Initial Combination Agreement, Initial Founder hereby acknowledges and confirms that it has relinquished all of its interests under that agreement to Founder named herein and has no further rights or obligations under the Initial Combination Agreement.

TMG FOUNDER COMPANY

By:	/s/ Rod K. Cutsinger
Name:	Rod K. Cutsinger
Title:	Chief Executive Officer

SIGNATURE PAGE TO COMBINATION AGREEMENT

PARTNER COMPANY STOCKHOLDERS:

/s/ Paul C. Wachter
Paul C. Wachter

/s/ Jim Conrad
Jim Conrad

/s/ Timothy J. Moore
Timothy J. Moore

/s/ John Jessup Wilson
John Jessup Wilson

/s/ Mark E. Fort
Mark E. Fort

/s/ Bradley T. Anderson
Bradley T. Anderson

/s/ Pamela J. Foy
Pamela J. Foy

/s/ Michael E. Winterfeld
Michael E. Winterfeld

AFFILIATED ENTITY STOCKHOLDERS:

/s/ Michael E. Winterfeld
Michael E. Winterfeld

SIGNATURE PAGE TO COMBINATION AGREEMENT

ANNEX I

LIST OF PARTNER COMPANY STOCKHOLDERS

Paul C. Wachter
Jim Conrad
Timothy J. Moore
John Jessup Wilson
Mark E. Fort
Bradley T. Anderson
Pamela J. Foy
Michael E. Winterfeld

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ANNEX II

TAYLOR & MARTIN GROUP, INC.

SECTION 351 EXCHANGE PLAN

The Board of Directors of Taylor & Martin Group, Inc., a Delaware corporation organized on November 18, 2011 (“Founder”), has adopted this Section 351 Exchange Plan effective as of the date of Founder’s organization (“Exchange Plan”) pursuant to which the shareholders of Initial Founder, Combining Partner Company Stockholders and the purchasers of Founder Stock in the Founder’s initial underwritten public offering (“IPO”) (collectively, the “Contributors”) will, in a series of interrelated transactions (“Combinations”), exchange property (including capital stock of Initial Founder and Combining Partner Companies, other assets, and cash, hereinafter collectively referred to as the “Assets”) for Founder Stock representing “control” under Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”) immediately following the final step of the Exchange Plan, and Founder will acquire the Assets, all in a manner that complies with the requirements of Section 351 of the Code and the rules and regulations promulgated thereunder. Each agreement governing a Combination and the Initial Founder Merger Agreement is incorporated into the Plan on the execution of such agreement. The Combinations constitute a series of interrelated and integrated transactions that will proceed with an expedition consistent with orderly procedure pursuant to the Exchange Plan which defines the rights of the Founder and the Contributors with respect to Combinations, all as more particularly set forth below:

WHEREAS, the steps of the Exchange Plan (the Combinations and the IPO) will occur substantially concurrently upon the consummation of the IPO;

NOW THEREFORE, in order to carryout out the Combinations, Founder may elect to exchange, as a part of the Exchange Plan, Founder Stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as may be transferred to Founder by one or more of the following individuals and entities: (i) certain holders of capital stock of other corporations or other assets that may be acquired by Founder pursuant to the Combinations; (ii) certain other persons or entities who may assist Founder in the Combinations or in the development or marketing of its products; (iii) purchasers of Founder’s capital stock in the IPO; and (iv) certain other financial investors; and

FURTHERMORE, Founder, the shareholder of Initial Founder and each Combining Partner Company Stockholder intend (i) that his or her executed Combination Agreement is part of the Exchange Plan, (ii) that the Founder Stock he or she received in exchange for contribution of Assets to Founder shall, when added to the Founder Stock received by the other Contributors under the Exchange Plan, immediately after the completion of the Exchange Plan, constitute at least 80% of the total combined voting power of all classes of capital stock of Founder entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of Founder), and (iii) that the Founder Stock received by the Contributors pursuant to the Exchange Plan shall qualify as Tax free within the provisions of Section 351 of the Code to the extent of the receipt of Founder Stock (excluding, however, any gain recognized solely by reason of Section 357(c) of the Code); and

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FURTHERMORE, Founder, the shareholder of Initial Founder and certain Combining Partner Company Stockholders intend that certain Combinations be structured to simultaneously qualify as a reorganization described in Section 368(a) of the Code as well as a Tax free exchange within the provision of Section 351 of the Code; and

FURTHERMORE, Initial Founder and each Combining Partner Company Stockholder (collectively, the “Signatory Contributors”) recognize that every Signatory Contributor is relying upon each other Signatory Contributor’s representations, warranties, covenants and agreements set forth below as a material inducement to its approval and adoption of this Exchange Plan. Accordingly, each Signatory Contributor, severally and not jointly, represents and warrants to and covenants and agrees with each other Signatory Contributor as follows:

1.	The stock or other equity interests (collectively, the “Stock”) to be transferred to Founder in exchange for Founder Stock does not constitute “section 306 stock” within the meaning of Section 306(c) of the Code.

2.	No portion of the Founder Stock received in a Combination shall be issued for services rendered or to be rendered for the benefit of the Founder.

3.	The fair market value of Founder Stock, securities or other property to be received by each Signatory Contributor is approximately equal to the fair market value of the Stock to be transferred by each Signatory Contributor to Founder.

4.	No Signatory Contributor has any contractual obligation, plan or intention to transfer, sell or otherwise dispose of the Founder Stock to be received in exchange for its Stock.

5.	There is no indebtedness between Founder and any Combining Partner Company Stockholder, and no Indebtedness will be created in favor of Combining Partner Company Stockholder as a result of the transfer.

6.	Each Combining Partner Company Stockholder agrees to cooperate with Founder and to take or refrain from taking all reasonably commercial actions requested by Founder to preserve Section 351 status of the Exchange Plan and unless otherwise required by applicable law, the Founder, the shareholder of Initial Founder and each Combining Partner Company Stockholder shall, for federal income tax purpose, report its receipt of Founder Stock pursuant to the Exchange Plan in a manner consistent with the intentions of the parties as stated in this Exchange Plan.

FURTHERMORE, it is the expectation of Founder that the parties to the Combinations and the IPO will contribute Assets to Founder in the approximate amounts to be set forth in the initial Registration Statement on Form S-1 to be prepared and filed by Founder as promptly as practicable with the Securities and Exchange Commission (“Initial Registration Statement”) in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of Founder, in the approximate amounts to be set forth in the Initial Registration Statement.

The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of Founder, deliverable in the Combinations may be subject to

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adjustment in accordance with the various combination agreements between Founder and the contributing parties. This Exchange Plan shall not obligate any party to any Combination to consummate such Combination other than upon the terms of the definitive combination agreement to be executed by such party with respect to such Combination.

Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Combination Agreement to which this Exchange Plan is attached as Annex II.

By the execution of the combination agreement to which this Exchange Plan is attached as Annex II, each of the contributing parties referred to therein evidences such party’s agreement with and adoption of this Exchange Plan.

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